UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

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SEVENTY SEVEN ENERGY INC.

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notice of annual meeting of shareholders and 2015 proxy statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Seventy Seven Energy Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Seventy Seven Energy Inc., an Oklahoma corporation, will be held on Wednesday, June 3, 2015, at 10:00 a.m. central time at 4001 SW 119th Street, Oklahoma City, OK 73173 for the following purposes:

1.

To vote on the election of 7 director nominees to the Board of Directors, each to hold office until our 2016 Annual Meeting of Shareholders or their earlier death, resignation, retirement, disqualification or removal from office.

2.	To approve, on an advisory basis, the compensation of our named executive officers.
3.	To select, on an advisory basis, the frequency of holding an advisory vote on the compensation of our named executive officers.
4.

To approve the terms of the amendment and restatement of the Seventy Seven Energy Incentive Plan, including the performance goals for purposes of 162(m) compliance and additional shares reserved for future grant.

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2015.
6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 10, 2015 as the record date for identifying those shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

David C. Treadwell

Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2014 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Unless the context otherwise requires, the terms “we”, “our”, “us”, the “Company”, “SSE” or “Seventy Seven Energy” as used in this proxy statement refer to Seventy Seven Energy Inc.

Roadmap of Voting Matters

Shareholders are invited to vote on the matters at the 2015 Annual Meeting of Shareholders included in the table below. For general information regarding the annual meeting, including information related to voting and attending the annual meeting, see “Annual Meeting Information” on page 54.

VOTING ITEMS	Our Board’s Recommendation
ITEM 1: Election of Directors (page 10)
The Board and the Nominating and Governance Committee believe that the 7 Director nominees possess the necessary qualifications to oversee the business and affairs to the Company.	FOR EACH DIRECTOR NOMINEE
ITEM 2: Advisory Vote to Approve Named Executive Officer Compensation (page 40)

The Compensation Committee has designed our executive compensation program to attract and retain high-performing executives and align realized executive pay with Company performance. The Company is seeking a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers as described in this proxy statement.

FOR
ITEM 3: Advisory Vote to select the Frequency of Holding an Advisory Vote on Named Executive Officer Compensation (page 40)
The Company is seeking a non-binding advisory vote from its shareholders to select the frequency of an advisory vote on our named executive officer compensation.	ONCE EVERY YEAR
ITEM 4: Proposal to Adopt Amended and Restated 2014 Incentive Plan (page 41)

We are asking shareholders to vote to approve the Amended and Restated 2014 Incentive Plan, or Amended Plan, so that we may continue to attract and retain talented employees as well as receive a federal income tax deduction for certain compensation.

FOR
ITEM 5: Ratification of Independent Registered Public Accounting Firm (page 51)
We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	FOR

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 1

Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability and helps build public trust in the Company. The Corporate Governance section beginning on page 7 describes our governance framework, which includes the following highlights:

☑	7 Director Nominees
☑	6 Independent Director Nominees
☑	Annual Election of Directors
☑	Majority Voting for Directors
☑	Independent, non-executive Chairman
☑	All Board Committees Consist Entirely of Independent Directors
☑	Regular Board and Committee Self-Evaluations
☑	Robust Director Nominee Selection Process
☑	Regular Executive Sessions of Independent Directors
☑	Risk Oversight by Full Board and Committees
☑	Shareholder Right to Call Special Meeting
☑	Policy Prohibiting Margining and Derivative or Speculative Transactions by Directors and Employees

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 2

Director Nominees

The following table provides summary information about each Director nominee. Detailed information about each Director’s background and areas of experience can be found beginning on page 11. Ms. Ainsworth currently serves on the Audit and Nominating and Governance Committees. Following the Annual Meeting of Shareholders, the Board will evaluate committee membership among the re-elected directors.

Name	Age	Primary Occupation	Other Public Company Boards	Independent	Committee Memberships
					AC	CC	NGC
Bob G. Alexander	81	Former Chairman of the Board and Chief Executive Officer of National Energy Group	Transatlantic Petroleum Corporation; CVR Energy, Inc.	☑		C
Edward J. DiPaolo*	62	Duff & Phelps Senior Advisor	Evolution Petroleum Corporation, Willbros Group, Inc. and Eurasia Drilling Company	☑
Ronnie Irani	58	President, Chief Executive Officer and director of RKI Exploration & Production	None	☑		—	—
Alvin Bernard Krongard	78	Former Chief Executive Officer and Chairman of the Board of Alex.Brown, Incorporated	Iridium Communications Inc., Under Armour, Inc. and Apollo Global Management, LLC	☑			C
Tucker Link	65	Chairman Knightsbridge Investments Limited	None	☑	C,F
Marran H. Ogilvie	46	Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration	Zais Financial Corporation	☑	F	—
Jerry Winchester	56	President and Chief Executive Officer of the Company	None

AC Audit Committee	CC Compensation Committee

NGC Nominating & Governance Committee	C Committee Chair

F Audit Committee Financial Expert	* Chairman of the Board

Business Highlights

On June 30, 2014, the Company separated from Chesapeake Energy Corporation (NYSE: CHK) and became an independent, publicly traded company in a series of transactions that we refer to as the “spin-off.” Highlights of the Company during fiscal year 2014 include the following:

•	Completed the spin-off, which included the $1.5 billion recapitalization of the Company (inclusive of pre-existing $600mm senior notes);

•	Placed into service our 10th hydraulic fracturing fleet, bringing aggregate frac horsepower to 400,000 as of December 31, 2014;

•	Maintained a strong Total Recordable Incidence Rate (“TRIR”) as compared to our industry peers, including finishing 2014 as the safest land driller in the United States; and

•

Continued to upgrade our rig fleet, placing into service 6 new Tier 1 rigs and disposing of 24 obsolete Tier 3 rigs; as of December 31, 2014, approximately 77% of our marketed fleet consisted of multi-well pad capable rigs compared to only 45% as of December 31, 2013.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 3

Executive Compensation

The Compensation Committee has responsibility for overseeing the compensation of the Company’s executive officers. Following the spin-off, the Committee made adjustments to total targeted direct compensation (base salary, annual bonus targets, and long-term incentive compensation) for the executive officers after conducting a comprehensive review of the Company’s executive compensation program. These adjustments were made to help ensure that compensation levels provided to our executive officers were reasonable, competitive and appropriate for an independent, public oilfield services company. In addition, in 2014 each of the named executive officers that contributed to the spin-off earned one-time compensation in the form of a cash bonus and restricted stock with a ratable vesting period over four years. The purpose of the additional spin-off compensation was to further align the interests of the named executive officers with our shareholders’ interests and to reward the extraordinary effort taken to prepare the Company to be an independent, public company in a manner commensurate with similarly situated executives who have successfully built businesses into public companies. Detailed information about our executive compensation program and practices can be found beginning on page 18.

Objectives of our Executive Compensation Program

The objectives of our compensation program are as follows:

•	Attract and retain high performing executives

•	Discourage excessive risk by rewarding both short-term and long-term performance

•	Align compensation with shareholder interests while incentivizing long-term value creation
•	Pay for performance and thus tie a meaningful portion of realized compensation to business and stock price performance

•	Maintain flexibility to respond to the dynamic and cyclical energy industry

Compensation Practices

Our executive compensation program has the following attributes:

	Compensation Program Attributes	Description
☑	Alignment of executive compensation with the interests of shareholders	Significant portion of executive officer compensation is in the form of equity awards and performance-based cash compensation
☑	Objective annual incentive program with pre-determined performance measures	Annual incentive compensation based on achievement of pre-determined objective operational and financial performance goals
☑	Representative peer group	The Compensation Committee worked with an independent compensation consultant to develop an appropriately-sized peer group that satisfies other important peer group criteria, such as comparable size and relevance to the Company’s industry
☑	Double trigger upon change of control	Employment agreements with our named executive officers contain “double-trigger” change of control provisions
☑	No tax gross-ups for executive officers	No tax gross-ups for executive officers
☑	Minimal perquisites	Named executive officers receive minimal perquisites
☑	Use of independent compensation consultant	Pearl Meyer & Partners engaged as independent compensation consultant
☑	Margining and speculative transactions prohibited	Prohibition on margining, derivative or speculative transactions, such as hedges, pledges and margin accounts, by executive officers
☑	Incentive plan intended to qualify for Section 162(m) tax deductibility	Annual Incentive Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, subject to shareholder approval

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 4

2014 Executive Compensation

Elements of our Executive Compensation Program

The purpose and key characteristics of each material element of our program are summarized below:

*	Percentages reflected above are based on amounts reported in the Summary Compensation Table.

Element	Purpose	Key Characteristics
Base Salary	Reflects each executive officer’s level of responsibility, leadership, tenure, qualifications and contribution to the success and profitability of the Company and the competitive marketplace for executive talent based on benchmarking analysis	Fixed compensation that is reviewed annually and adjusted if and when deemed appropriate
AIP Bonus	Motivates named executive officers to achieve our short-term business objectives that drive Company performance	Variable performance-based annual cash award based on corporate performance compared to pre-established performance goals
Long Term Incentive Award (LTI)	Motivates executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term; reinforces the link between the interests of our shareholders and named executive officers; incentivizes our named executive officers to remain with the Company	Long-term restricted stock award with a ratable vesting period over three or four years; the ultimate value realized varies with our common stock price; for 2014 includes the value of certain awards made by Chesapeake prior to the spin-off and the value of awards of restricted stock made by the Company in connection with the spin-off
Other Compensation	Contributes to each executive officer’s retirement planning in lieu of company sponsored pension plan	Company matching contributions to 401(k) and Deferred Compensation Plans
Spin-off Bonus	Compensate executive officers that contributed to the spin-off for the extraordinary effort put forth to prepare the Company to be an independent, public company	Cash award paid 50% in July and 50% in October

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 5

2014 Realized Compensation

Because the vast majority of reported pay represents potential pay, to supplement the Securities and Exchange Commission (“SEC”) required disclosure, we have included the table set forth below to show the compensation the named executive officers actually realized in 2014. Realized compensation was determined using actual salary paid, actual cash bonus earned for 2014 performance (even if paid in 2015), the value of long term incentive awards that vested during 2014, and the value of 401(k) and deferred compensation plan company matching contributions received during 2014. Reported total compensation determined in accordance with SEC rules includes several items driven by accounting assumptions, and as a result may differ substantially from the compensation actually realized by our named executives in a particular year.

Name and Principal Position	Realized Compensation (1)

Jerry Winchester President and Chief Executive Officer	$3,436,076

Cary Baetz Chief Financial Officer and Treasurer	$1,394,243

Karl Blanchard Chief Operating Officer	$1,072,509

James Minmier President – Nomac Drilling, L.L.C.	$1,654,723

William Stanger President – Performance Technologies, L.L.C.	$1,405,181
(1)

The value of long term incentive awards that vested were calculated (i) for restricted stock using the closing price of the Company’s common stock on the NYSE on the date of release; (ii) for options using the “spread” between the exercise price and the closing price of the Company’s common stock on the NYSE on the date of release, whether or not exercised on such date, and (iii) excluding, with respect to Mr. Winchester, the value of cash payments made by Chesapeake to Mr. Winchester in satisfaction of released performance share unit awards.

2014 Summary Compensation

Set forth below is the 2014 compensation for each named executive officer as determined under SEC rules. See the 2014 Summary Compensation Table and the accompanying notes to the table beginning on page 30 for more information.

Name	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Jerry Winchester	$710,230	$796,000	$13,063,784	$500,006	$912,321	$345,335	$16,327,676

Cary Baetz	$435,001	$250,000	$8,060,724	—	$343,988	$162,750	$9,252,462

Karl Blanchard	$312,308	$200,000	$1,600,010	—	$546,277	$113,925	$2,772,520

James Minmier	$414,232	$200,000	$6,902,457	—	$446,097	$122,135	$8,084,921

William Stanger	$382,116	$200,000	$5,786,129	—	$281,159	$117,317	$6,766,720
(1)	The bonus amounts shown as earned in 2014 reflect, with respect to Mr. Blanchard, a $200,000 signing bonus, and with respect to the other NEOs, the spin-off bonus.
(2)

The stock awards amounts represent (i) the aggregate grant date fair value of restricted stock granted to the NEOs (except Mr. Blanchard) and PSU awards granted to Mr. Winchester by Chesapeake prior to the spin-off, (ii) the incremental expense the Company incurred in connection with the replacement awards, computed in accordance with FASB Topic 718, and (iii) the aggregate grant date fair value of restricted stock granted to the NEOs by the Company following the spin-off based on the closing price of the Company’s stock on the NYSE of $23.80, excluding the effect of estimated forfeitures during the applicable vesting periods. The value ultimately realized by the NEO upon the actual vesting of the awards may be more or less than the grant date fair value. For the PSU awards, Chesapeake utilized a Monte Carlo simulation, and used the following weighted average assumptions to determine the fair value of the PSUs granted in 2014: historical volatility of 41.37%; dividend yield of 0% for valuing TSR; dividend yield of 1.36% for valuing the awards; and risk-free interest rate of 0.76% for the TSR performance measure. The grant date fair value of the PSUs was determined based on the vesting at target of the PSUs awarded, which is the performance Chesapeake believed was probable on the grant date. The PSUs are settled by Chesapeake in cash upon vesting. The assumptions used by the Company in calculating the amounts related to restricted stock units are incorporated by reference to Note 8 of the consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2014.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 6

AN INVITATION TO PARTICIPATE IN OUR ANNUAL MEETING

Our Board of Directors is soliciting your proxy to vote your shares at our 2015 annual meeting of shareholders. In connection with this solicitation, we are providing you with a Notice of Annual Meeting of Shareholders, this 2015 Proxy Statement, the Proxy Card for the meeting and our 2014 Annual Report. The Company intends to commence mailing such materials to shareholders on or about May 4, 2015. For general information regarding the annual meeting, including information related to voting and attending the annual meeting, see “Annual Meeting Information” on page 54.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines regarding the Board’s role and responsibilities, director qualifications and determination of director independence and other matters, as well as charters for each of the Board committees. The Board has also adopted a Code of Business Conduct applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. These documents, along with the Company’s Certificate of Incorporation and Bylaws, provide the framework for the functioning of the Board. The Corporate Governance Guidelines, as well as the Code of Business Conduct and all committee charters, are available on the Company’s website at www.77nrg.com in the Corporate Governance sub-section of the section entitled “Investors”. Waivers of provisions of the Code of Business Conduct as to any director or executive officer may be made only by the Audit Committee or the Board and amendments to the Code of Business Conduct must be approved by the Board. We will post required disclosure about any such waiver or amendment on our website within four business days of such approval.

Board of Directors

The Board is elected by the shareholders to direct the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Board Leadership Structure and Oversight

The Board is led by Edward J. DiPaolo, the independent, non-executive Chairman, and is comprised of six other independent members and the Company’s President and Chief Executive Officer, or CEO. The Chairman presides at all meetings of the Board, as well as executive sessions of non-employee directors and, in consultation with the CEO, non-employee directors and management, establishes the agenda for each Board meeting. The Board has also delegated certain matters to its three committees, each of which is comprised of independent directors. The Board believes that this leadership structure provides an effective governance framework for the Company at this time.

Outside of formal Board and committee meetings, management frequently discusses matters with directors on an informal basis. Non-employee directors meet without management at each regularly scheduled Board meeting.

Each director attended, either in person or by telephone conference, at least 93% of the Board and committee meetings held while serving as a director or committee member in 2014. It is the policy of the Board that each director should make reasonable efforts to attend the annual meeting of shareholders of the Company.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 7

Board Committees

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The current members of our standing committees, the principal functions of each committee and the number of meetings held in 2014 are shown below. Each member of each committee during 2014 was, and each current member continues to be, independent under our Director Independence Standards and applicable SEC and NYSE rules. A biographical overview of the members of our committees (other than Ms. Ainsworth) can be found beginning on page 11. The charter for each committee can be found on our website at www.77nrg.com in the Corporate Governance sub-section of the section entitled “Investors”. Following the Annual Meeting of Shareholders, the Board will evaluate committee membership among the re-elected directors.

Name of Committee and Current Members	Principal Functions	Number of 2014 Meetings
AUDIT: Tucker Link (Chairman/Financial Expert) Anne-Marie Ainsworth Marran Ogilvie (Financial Expert)	• Oversee our financial reporting process and internal control system • Oversee the integrity of our financial statements • Oversee our compliance with legal and regulatory requirements • Oversee the independent auditor’s qualifications, independence and performance • Oversee the performance of our internal audit function	4
COMPENSATION: Bob Alexander (Chairman) Ronnie Irani Marran Ogilvie	• Establish and monitor our executive officer compensation program objectives and components • Evaluate the CEO’s performance in light of corporate goals and objectives and determining and approving and/or making recommendations to the Board with respect to the CEO’s compensation level based on the evaluation • Review and approve and/or make recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to Board approval	6
NOMINATING AND GOVERNANCE: Alvin Bernard Krongard (Chairman) Anne-Marie Ainsworth Ronnie Irani	• Identify and recommend qualified candidates to the board of directors for nomination as directors • Make recommendations respecting the composition and size of the board of directors and its committees • Oversee the evaluation of the board, including director independence, and management • Review and assess the board’s role in risk oversight	0

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 8

Board Independence

The Board, through its Nominating and Governance Committee, evaluates the independence of each director in accordance with our Director Independence Standards and applicable SEC and NYSE rules. The Committee considered director independence on a case-by-case basis, taking into account the categorical standards for director independence included in the Company’s Corporate Governance Guidelines. Based on this review, the Committee affirmatively determined that all currently serving directors, other than the CEO, are independent.

Board Role in Risk Oversight

The Board has primary responsibility for risk oversight. The Board believes it is appropriate for the full Board to determine the Company’s risk profile and risk tolerance for significant risks, such as risks related to environmental, health and safety matters. This allows the full Board to analyze the Company’s material risks and influence the Company’s business strategies in light of such risks. Certain matters related to risks inherent in their respective areas of oversight are delegated to the various Board committees, with each committee reporting to the Board regularly. The Audit Committee, in addition to overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements and risks related thereto, is responsible for overseeing the Company’s implementation of its enterprise risk management process and system of internal control. The Compensation Committee oversees risks related to our compensation program. The Nominating and Governance Committee reviews and assesses the Board’s role in risk oversight. A number of other processes at the Board level support our risk management efforts, including Board reviews of our long-term strategic plans, capital budget and certain capital projects, succession planning, significant acquisitions and divestitures and capital markets transactions, together with oversight of management in carrying out their risk management responsibilities.

Transactions with Related Persons

The Audit Committee reviews and approves all “related-party transactions”, defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we (or any of our subsidiaries) are a participant and (3) any of our directors, executive officers, or greater than 5% shareholders, or any of their immediate family members, has or will have a material direct or indirect interest. Such transactions are subject to the Company’s existing Code of Business Conduct. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our shareholders. A description of the material terms of all related party transactions since January 1, 2014, was included in Item 1 “Business—Agreements Between Us and Chesapeake” of our Annual Report on Form 10-K filed with the SEC on March 2, 2015.

Communications to the Board

Shareholders and other interested parties can communicate with the Board by writing to the Company’s principal executive offices as follows:

Seventy Seven Energy Inc. Board of Directors

c/o David Treadwell, Senior Vice President, General Counsel and Secretary

777 NW 63rd Street

Oklahoma City, OK 73116

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 9

Depending upon the subject matter of the communication, Mr. Treadwell will:

•

handle the inquiry directly if director input is not deemed necessary, such as a request for information about the Company, employment, charitable giving or other topics unrelated to the Board’s duties;

•	forward the communication to the Board; or

•	not forward the communication if it clearly relates to an inappropriate or irrelevant topic, such as a commercial solicitation.

Director Criteria, Qualifications and Experience

The Nominating and Governance Committee periodically assesses the skills and experience needed for the Board to properly direct the business and affairs of the Company. The Committee looks for its directors collectively to have a diverse mix of skills, qualifications and experience, some of which are described below:

• business leadership	• financial expertise
• corporate governance	• technical expertise
• energy services	• legal
• energy exploration and production	• risk management

The Nominating and Governance Committee seeks a mix of directors with the qualities that will achieve the ultimate goal of a well-rounded, diverse Board that thinks critically and functions effectively by reaching informed decisions. The Committee recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences. The Committee and the Board believe that a boardroom with a wide array of talents and perspectives leads to innovation, critical thinking and enhanced discussion. Additionally, the Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. In evaluating candidates for nomination to the Board, the Nominating Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees. Along with each director’s biography, we have included below an assessment of the skills and experience of such director.

VOTING ITEM 1:    Election of Directors

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, in 2014 the Board fixed the number of directors that constitutes the whole Board at eight. Our Certificate of Incorporation provides that all directors will be elected annually, each to hold office for a term ending at the next succeeding annual meeting and until a successor is elected and qualified or until the director’s earlier death, resignation, retirement, disqualification or removal from office.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the nominees. The Board expects that all of the nominees will be available for election but, if any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, if no such designation is made, proxies will be voted for a lesser number of nominees. The Board has determined that in light of the current economic environment facing the domestic oil and gas industry, it is appropriate to reduce the size of the board from eight to seven directors; and, Ms. Ainsworth will not be standing for reelection at the 2015 annual meeting in order to pursue other opportunities.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 10

Director Nominees

Bob G. Alexander

Independent Director Nominee Age: 81 Director since: 2014 Board Committee: Compensation (Chair) Other current public directorships: Transatlantic Petroleum Corporation and CVR Energy, Inc.

Bob G. Alexander has been a member of our Board of Directors since June 2014. Mr. Alexander, a founder of Alexander Energy Corporation, served as its Chairman of the Board and Chief Executive Officer from 1980 until its sale to National Energy Group, Inc. in 1996, at which time he became a director of National Energy Group. He served as Chairman of the Board and Chief Executive Officer of National Energy Group from 1998 until its sale in 2006 to SandRidge Energy, Inc. Earlier in his career Mr. Alexander was Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company. Mr. Alexander currently serves on the Board of Directors of CVR Energy, Inc., and is a member of its Audit Committee. He also currently serves on the Board of Directors of Transatlantic Petroleum Corporation, and is the Chairman of its Compensation Committee. He previously served on the Board of Directors of Quest Resource Corporation from June to August 2008 and Chesapeake Energy Corporation from June 2012 to June 2014. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. He holds a Bachelor of Science degree in Geological Engineering from the University of Oklahoma.

Mr. Alexander’s qualifications to serve on our board include his experience as Chief Executive Officer of two public energy companies and service as a director of several other public energy companies.

Edward J. DiPaolo

Independent Director Nominee Age: 62 Director since: 2014 Board Committee: None Other current public directorships: Evolution Petroleum Corporation, Willbros Group, Inc. and Eurasia Drilling Company

Edward J. DiPaolo has been a member of our Board of Directors since June 2014. Mr. DiPaolo has also served as a Duff & Phelps Senior Advisor since July 2011. Prior to joining Duff & Phelps, he was a Partner at Growth Capital Partners, L.P. from 2003 to June 2011. Prior to that, he worked for more than 27 years at Halliburton Company where he held several managerial and technical positions, including Group Senior Vice President of Global Business Development, North American Regional Vice President and Far East Regional Vice President. Mr. DiPaolo currently serves on the Board of Directors of several private companies and the following public companies: Evolution Petroleum Corporation, Willbros Group, Inc. and Eurasia Drilling Company Ltd. He also currently serves on the Advisory Board for the West Virginia University College of Engineering and is a member of the Society of Petroleum Engineers. He previously served on the Boards of Directors of Superior Well Services, Inc., Boots & Coots, Inc. (where he also served as interim Chairman of the Board), Innicor Subsurface Technologies Inc. and Edgen

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 11

Murray Corporation. Mr. DiPaolo holds a Bachelor of Science degree in Agricultural Engineering as well as an honorary doctorate degree from West Virginia University.

Mr. DiPaolo’s qualifications to serve on our board include his engineering background, executive leadership and energy industry experience, as well as service on numerous public and private company boards of directors.

Ronnie Irani

Independent Director Nominee Age: 58 Director since: 2014 Board Committee: Compensation, Nominating & Governance Other current public directorships: None

Ronnie Irani has been a member of our Board of Directors since June 2014. Mr. Irani, the founder of RKI Exploration & Production, LLC, has served as its President and Chief Executive Officer and a director since 2005. Prior to forming RKI, he served as Senior Vice President and General Manager of the Western US Business Unit for Dominion Resources, Inc., a Fortune 500 power and energy company. Mr. Irani also previously served in executive positions at Louis Dreyfus Natural Gas Corp. and Woods Petroleum Corporation, both formerly NYSE-listed energy companies. Mr. Irani serves in leadership positions with numerous energy industry groups, including the Oklahoma Energy Resources Board, the Interstate Oil & Gas Compact Commission and the Oklahoma Independent Petroleum Association. He also currently serves on the board of the University of Oklahoma Mewbourne School of Petroleum & Geological Engineering and the Mewbourne College of Earth and Energy. Mr. Irani holds a Bachelor of Science degree in Chemistry from Bombay University, India, Bachelor and Master of Science degrees in Petroleum Engineering from the University of Oklahoma and a Master of Business Administration degree from Oklahoma City University.

Mr. Irani’s qualifications to serve on our board include his executive leadership and energy industry experience, including his service as the founder and Chief Executive Officer of RKI Exploration & Production, LLC, as well as his technical and operational background.

Alvin Bernard Krongard

Independent Director Nominee

Age: 78

Director since: 2014

Board Committee: Nominating and Governance (Chair)

Other current public directorships: Iridium Communications Inc., Under Armour, Inc. and Apollo Global Management, LLC

Alvin Bernard Krongard has been a member of our Board of Directors since June 2014. From 2001 to 2004, Mr. Krongard served as an Executive Director of the Central Intelligence Agency and also served as a Counselor to the Director of the Central Intelligence from 1998 to 2001. Prior to such time, he served in various capacities at investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust Corporation and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard has served on the Board of

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Directors of Under Armour, Inc. since 2005, has been its Lead Director since 2006 and currently serves as Chairman of its Audit Committee. He has served on the Board of Directors of Iridium Communications Inc. since 2006, and currently serves as Chairman of its Nominating & Corporate Governance Committee and on its Government Advisory Board. He has also served on the Board of Directors of Apollo Global Management, LLC since 2011, and currently serves on its Audit Committee. He also currently serves as a member of the Board of Trustees of In-Q-Tel, Inc. and as Vice Chairman of the Johns Hopkins Health System. Mr. Krongard holds a Juris Doctorate degree from the University of Maryland School of Law and an A.B. degree from Princeton University.

Mr. Krongard’s qualifications to serve on our board include his past leadership experience with Alex.Brown, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

Tucker Link

Independent Director Nominee Age: 65 Director since: 2014 Board Committee: Audit (Chair) Other current public directorships: None

Tucker Link has been a member of our Board of Directors since June 2014. Mr. Link, the founder of Knightsbridge Investments Limited, has served as its Chairman since July 2004. He has also represented Knightsbridge interests in the following capacities: Chairman of Knightsbridge Chemicals, LTD since July 2004, Chairman of Knightsbridge Biofuels, LLC since September 2007, and Chairman and Chief Executive Officer of Ecogy Biofuels, LLC since September 2007. He also served from March 2001 to July 2004 as President and Chief Operating Officer of Nimir Group Limited, an international oil and petrochemical company with operations in South America, the Middle East, northern Africa and Kazakhstan. Mr. Link previously served in the roles of President and Chief Operating Officer of several financial institutions, the largest having $3.5 billion in assets. Early in his career he was a certified public accountant and audit division supervisor for KPMG. Mr. Link currently serves as a Member of the Board of Regents for Oklahoma Agricultural and Mechanical Colleges, one of which is Oklahoma State University. He holds a Certified Public Accountant designation (currently inactive) in the State of Oklahoma. He also holds a Bachelor of Science degree in Accounting from Oklahoma State University.

Mr. Link’s qualifications to serve on our board include his executive leadership and energy industry experience, financial background, as well as service on numerous boards of directors.

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Marran H. Ogilvie

Independent Director Nominee Age: 46 Director since: 2014 Board Committees: Audit, Compensation Other current public directorships: Zais Financial Corporation

Marran H. Ogilvie has been a member of our Board of Directors since June 2014. Ms. Ogilvie has also served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration since June 2010. Prior to that, she was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009, including as Chief Operating Officer from 2007 to 2009 and General Counsel from 1997 to 2007. In 2009, Ramius, LLC merged with Cowen Group, Inc., a diversified financial services firm, when she became Chief of Staff at Cowen Group, Inc. until June 2010. She currently serves as a director and Chairman of the Compensation Committee of Zais Financial Corporation, an externally managed and advised real estate investment trust, and as a director of the Korea Fund, a non-diversified, closed-end investment company which invests in Korean companies. She previously served on the Board of Directors of Southwest Bancorp, Inc., a commercial bank with branches in Oklahoma, Texas and Kansas, from January 2012 to April 2015. Ms. Ogilvie holds a Bachelor of Arts degree from the University of Oklahoma and a Juris Doctorate degree from St. John’s University.

Ms. Ogilvie’s qualifications to serve on our board include her executive leadership experience, financial and legal background, as well as service on other public company boards.

Jerry Winchester

Management Director Nominee; President and Chief Executive Officer Age: 56 Director since: 2014 Board Committee: None Other current public directorships: None

Jerry Winchester has served as our Chief Executive Officer since September 2011 and has been a member of our Board of Directors and served as our President since June 2014. From November 2010 to June 2011, Mr. Winchester served as the Vice President—Boots & Coots of Halliburton. From July 2002 to September 2010, Mr. Winchester served as the President and Chief Executive Officer of Boots & Coots International Well Control, Inc. (Boots & Coots), a NYSE-listed oilfield services company specializing in providing integrated pressure control and related services. In addition, from 1998 until September 2010, Mr. Winchester served as a director of Boots & Coots and, from 1998 until 2008, served as Chief Operating Officer of Boots & Coots. Mr. Winchester started his career with Halliburton in 1981. He holds a Bachelor of Science degree from Oklahoma State University.

Mr. Winchester’s qualifications to serve on our board include his over 30 years of technical and managerial experience, including chief executive experience, in the oilfield services industry.

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors

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Director Compensation

Our non-employee director compensation program consists of an annual cash retainer and a value-based equity grant for all non-employee directors as well as an additional cash retainer for the Chairman of the Board and the Chairman of each Board committee. Details of our non-employee director compensation program are as follows:

•	Annual grant of restricted stock with a grant date value of $100,000;

•	An annual retainer of $100,000, payable in equal quarterly installments; and

•

An additional retainer of $50,000 for the non-executive Chairman, $25,000 for the Audit Committee Chairman and $15,000 for each of the Compensation Committee and Nominating and Governance Committee Chairman, each payable in equal quarterly installments.

Grants of restricted stock are made pursuant to our 2014 Incentive Plan and vest on the earlier of the first anniversary of the grant date or the day prior to the next regularly scheduled meeting of the Company’s shareholders occurring after the date of grant.

Director Compensation Table for 2014

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Option Awards(c)	All Other Compensation	Total
Anne-Marie N. Ainsworth	$ 54,167	$ 100,000	—	—	$ 154,167
Bob G. Alexander	$ 62,292	$ 100,000	—	—	$ 162,292
Edward J. DiPaolo	$ 81,250	$ 100,000	—	—	$ 181,250
Ronnie Irani	$ 54,167	$ 100,000	—	—	$ 154,167
Alvin Bernard Krongard	$ 62,292	$ 100,000	—	—	$ 162,292
Tucker Link	$ 67,708	$ 100,000	—	—	$ 167,708
Marran H. Ogilvie	$ 54,167	$ 100,000	—	—	$ 154,167
(a)	Reflects annual retainer for all directors and the additional retainers described above for the non-executive Chairman and each committee Chairman, pro-rated for service during 2014.
(b)

Reflects the aggregate grant date fair value of restricted stock awards determined pursuant to FASB Topic 718 based on the closing price of the Company’s stock on the NYSE of $23.80. The assumptions used by the Company in calculating these amounts are incorporated by reference to Note 8 to the consolidated financial statements in the Company’s Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015.

(c)	The Company granted no stock options to non-employee directors in 2014.

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Executive Officers

The individuals listed in the table below (with their ages as of April 15, 2015) serve as our executive officers, and for the year ended December 31, 2014 were our named executive officers, or NEOs. Biographical information for each of our executive officers (other than Mr. Winchester whose biographical information is included above on page 14) follows the table.

Name	Age	Position

Jerry Winchester	56	President and Chief Executive Officer

Cary Baetz	50	Chief Financial Officer and Treasurer

Karl Blanchard	55	Chief Operating Officer

James Minmier	51	President-Nomac Drilling, L.L.C.

William Stanger	61	President-Performance Technologies, L.L.C.

Cary Baetz

Mr. Baetz has served as our Chief Financial Officer since January 2012 and as our Treasurer since June 2014. From November 2010 to December 2011, he served as Senior Vice President and Chief Financial Officer of Atrium Companies, Inc. and from August 2008 to September 2010, served as Chief Financial Officer of Boots & Coots International Well Control, Inc. From 2005 to 2008, Mr. Baetz served as Vice President of Finance, Treasurer and Assistant Secretary of Chaparral Steel Company. Prior to joining Chaparral, he had been employed since 1996 with Chaparral’s parent company, Texas Industries Inc. From 2002 to 2005, he served as Director of Corporate Finance of Texas Industries Inc. Mr. Baetz holds a Bachelor of Science degree from Oklahoma State University and a Master of Business Administration degree from the University of Arkansas.

Karl Blanchard

Mr. Blanchard has served as our Chief Operating Officer since June 2014. Previously, from November 2012 to June 2014, he served as Vice President of Production Enhancement of Halliburton Company. From January 2011 to October 2012, he was Vice President of Cementing for Halliburton. Mr. Blanchard also served as Vice President of Testing and Subsea from October 2008 to December 2010 and President Director of PT Halliburton Indonesia from 2006-2008. Mr. Blanchard began his career at Halliburton in 1981. Before serving as an executive at Halliburton, he held leadership positions in engineering, marketing, sales and operations and has gained experience in mergers, acquisitions and divestitures. Mr. Blanchard holds a Bachelor of Science degree in engineering from Texas A&M University and is a member of the Society of Petroleum Engineers.

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Jay Minmier

Mr. Minmier has served as President of Nomac Drilling, L.L.C., which operates our drilling business, since June 2011. Prior to joining our company, from December 2008 to June 2011, Mr. Minmier served as Vice President and General Manager for Precision Drilling Corporation. From August 2005 to December 2008, he served as Vice President of Grey Wolf Inc. Mr. Minmier has more than 20 years’ experience with drilling contractors, notably Grey Wolf Inc. and Helmerich & Payne, Inc. Mr. Minmier holds a Bachelor of Science degree from the University of Texas at Arlington and a Master of Business Administration degree from the University of West Florida.

William Stanger

Mr. Stanger has served as the President of Performance Technologies, L.L.C., which operates our hydraulic fracturing business, since January 2011. Mr. Stanger joined our company in January 2010 as President of Great Plains Oilfield Rentals, L.L.C. Prior to joining our company, from 1987 to January 2010, he served in various domestic and international management capacities with Schlumberger Limited, including Well Services Vice President of Operations North America and Well Services Vice President of Global Sales. Mr. Stanger holds a Bachelor of Science degree from the University of Tulsa.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

On June 30, 2014, the Company separated from Chesapeake Energy Corporation (NYSE: CHK) and became an independent, publicly traded company in a series of transactions that we refer to as the “spin-off.” Highlights of the Company during fiscal year 2014 include the following:

•	Completed the spin-off, which included the $1.5 billion recapitalization of the Company (inclusive of pre-existing $600mm senior notes);

•	Placed into service our 10th hydraulic fracturing fleet, bringing aggregate frac horsepower to 400,000 as of December 31, 2014;

•	Maintained a strong Total Recordable Incidence Rate (“TRIR”) as compared to our industry peers, including finishing 2014 as the safest land driller in the United States; and

•	Continued to upgrade our rig fleet, placing into service 6 new Tier 1 rigs and disposing of 24 obsolete Tier 3 rigs; as of December 31, 2014, approximately 77% of our marketed fleet consisted of multi-well pad capable rigs compared to only 45% as of December 31, 2013.

This Compensation Discussion and Analysis discusses compensation provided to our named executive officers by Chesapeake prior to the spin-off as well as the compensation decisions, including revised target compensation levels, made by our Compensation Committee following the spin-off.

Executive Compensation Program

Objectives of our Executive Compensation Program

The objectives of our compensation program are as follows:

• • •

Attract and retain high performing executives

Discourage excessive risk by rewarding both

short-term and long-term performance

Align compensation with shareholder interests while incentivizing long-term value creation

	• •	Pay for performance and thus tie a meaningful portion of realized compensation to business and stock price performance Maintain flexibility to respond to the dynamic and cyclical energy industry

Checklist of Compensation Practices

☑	Award annual incentive compensation subject to achievement of pre-established performance goals	☑	Minimal perquisites
☑	Objective annual incentive program with pre-determined performance measures	☑	Use of independent compensation consultant
☑	Representative peer group	☑	Margining and speculative transactions prohibited
☑	Double trigger upon change of control	☑	Incentive plan intended to qualify for Section 162(m) tax deductibility
☑	No tax gross-ups for executive officers

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Role of the Compensation Committee

The Compensation Committee has responsibility for overseeing the compensation of the Company’s executives. In particular, the Compensation Committee has authority to annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation based on this evaluation. In doing so, the Compensation Committee will review all elements of the CEO’s compensation. The Compensation Committee also has authority to approve non-CEO executive compensation, approve and administer incentive compensation and equity-based plans. Pursuant to its charter, the Compensation Committee has the authority to retain and terminate compensation consultants as well as legal, accounting and other advisors, including authority to approve the advisors’ fees and other engagement terms. For a more additional description of the responsibilities of the Compensation Committee, see “Committees—Compensation Committee.”

Role of the CEO in Compensation Decisions

Mr. Winchester periodically reviews the performance of each of the named executive officers, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommendations and makes the final decisions together with the full Board.

Role of the Compensation Consultant

In anticipation of the spin-off and prior to the formation of the Compensation Committee, Pearl Meyer & Partners (“PM&P”) was retained as the Company’s compensation consultant. Once the Compensation Committee was formed, PM&P provided executive and director compensation consulting services to the Compensation Committee, regularly attended Compensation Committee meetings and participated in executive session discussions without management present. PM&P provides advice and analysis on the design and level of named executive officer compensation. In connection with their services, PM&P periodically works with senior management to formalize proposals for the Compensation Committee. The Compensation Committee has assessed the independence of PM&P pursuant to SEC rules and concluded that PM&P’s work for the Compensation Committee does not raise any conflict of interest.

Benchmarking

The Compensation Committee conducted a comprehensive review of the Company’s executive compensation program for purposes of approving post-spin-off compensation. As part of this review, the Committee adopted a peer group with input from management and PM&P. The peer group was developed based on several attributes including:

•	Companies competing for business in the same space, products and/or services;

•	Companies that compete for the same talent as the management team, operational employees and staff;

•	Companies in similar SIC code or sector;

•	Companies that generally are subject to the same market conditions; and

•	Companies that are tracked similarly or as comparable investments by equity analysts.

Consideration was also given to other factors, including revenue size, the optimal number of peers and market demographics. Due to the relatively small number of comparable publicly-traded

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diversified oilfield services companies, to create a sufficient sample of companies against which compensation could be compared the peer group was broadened to include companies in similar industries with which the Company competes for executive talent.

The peer group for 2014 and 2015 consists of the following companies:

Company Name	Ticker Symbol	Primary SIC Description	2014 Revenue (millions)
Basic Energy Services	BAS	Oil & Gas Field Services	$1,491
C&J Energy Services	CJES	Oil & Gas Field Services	$2,253
Exterran Holdings	EXH	Oil & Gas Field Machinery	$2,900
FMC Technologies	FTI	Oil & Gas Field Machinery	$7,943
Helmerich & Payne	HP	Drilling Oil & Gas Wells	$3,720
Key Energy Services	KEG	Drilling Oil & Gas Wells	$1,427
Nabors Industries	NBR	Drilling Oil & Gas Wells	$6,804
Oceaneering International	OII	Oil & Gas Field Services	$3,660
Oil States International	OIS	Oil & Gas Field Machinery	$1,820
Patterson-UTI Energy	PTEN	Drilling Oil & Gas Wells	$3,182
Pioneer Energy Services	PES	Drilling Oil & Gas Wells	$1,055
Superior Energy Services	SPN	Oil & Gas Field Services	$4,557
TETRA Technologies	TTI	Oil & Gas Field Services	$1,078
Unit Corporation	UNT	Crude Petroleum & Natural Gas	$1,567

As part of the Compensation Committee’s benchmarking analysis, base salary, total cash, long term incentive and total target direct compensation levels for each of the Company’s named executive officers was compared to the 25th, 50th and 75th percentile of the benchmark data, which included peer proxy data where available and several executive compensation benchmark surveys, to determine whether the Company’s compensation practices aligned with benchmark data. The mix of total direct compensation components for each of the Company’s named executive officers was also compared to benchmark data. While the Compensation Committee intends for the Company’s compensation practices to align with the median of the market, as reflected in the benchmark data, the Compensation Committee believes that such decisions require a deliberate review of market competition for a particular position as well as each individual’s possession of a unique skill or knowledge set, proven leadership capabilities or experience, and Company performance. Based on such factors, the Compensation Committee may determine in respect of one or more individuals that it is appropriate for compensation to meet, exceed, or fall below the median of the benchmark data with respect to a particular compensation element or total compensation.

Post Spin-Off Compensation

Although the compensation programs and philosophy established by Chesapeake formed the basis of the executive compensation programs for our executive officers in 2014, after the spin-off our Compensation Committee made adjustments to the targeted total direct compensation (base salary, annual bonus targets, and long-term incentive compensation) for the named executive officers following a comprehensive review of the Company’s executive compensation program. These adjustments for 2014 and 2015, which are described in more detail below, were made to help ensure that compensation levels provided to our named executive officers were reasonable, competitive, and

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 20

appropriate for an independent, public oilfield services company. In addition, in 2014 each of the named executive officers that contributed to the spin-off earned one-time compensation in the form of a cash bonus and restricted stock with a ratable vesting period over four years. The purpose of the additional spin-off compensation was to further align the interests of the named executive officers with our shareholders’ interests and to reward the extraordinary effort taken to prepare the Company to be an independent, public company in a manner commensurate with similarly situated executives who have successfully built businesses into public companies.

2014 Named Executive Officer Compensation

The purpose and key characteristics of each material element of our program are described below:

*	Percentages reflected above are based on amounts reported in the Summary Compensation Table

Base Salary. Base salaries reflect each named executive officer’s base level of responsibility, leadership, tenure and contribution to the success and profitability of the Company and the competitive marketplace for executive talent specific to its industry. The Compensation Committee increased base salaries awarded to each named executive officer following the spin-off to bring salaries closer to market levels and to reflect increased job responsibilities resulting from their new roles in a newly-established, standalone public company. The following table shows the base salaries in effect for each of the named executive officers in 2014 both prior to and after the spin-off:

Name	Pre-spin	Post-spin

Jerry Winchester	$550,000	$890,000
Karl Blanchard	$425,000	$600,000
Cary Baetz	$400,000	$475,000
James Minmier	$400,000	$450,000
William Stanger	$375,000	$400,000

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Annual Incentive Program Compensation. The Company’s performance-based annual incentive plan, or AIP, was approved by the Compensation Committee following the spin-off and is intended to motivate and reward NEOs for achieving goals based on predetermined strategic, financial, and operating performance objectives. Incentive compensation target amounts under the AIP for the named executive officers are as follows:

Name	Target as Percent of Base Salary	Target

Jerry Winchester	100%	$890,000
Karl Blanchard	85%	$510,000
Cary Baetz	71%	$337,500
James Minmier	70%	$315,000
William Stanger	65%	$260,000

How the AIP Works. To determine the bonus earned by each named executive officer, the Compensation Committee used the following methodology:

•	For financial and safety objectives, a score between 0% and 200% was assigned as follows:

–	If performance was equal to the minimum and up to the target, a score of 0% up to 100% was assigned using linear interpolation between the minimum and the target.

–	If performance was equal to the target and up to the stretch target, a score of 100% up to 200% was assigned using linear interpolation between the target and the maximum.

•	For all other objectives, a score of 100% was assigned if achieved and 0% was assigned if not achieved.

•	The score for each objective was then multiplied by the respective target weighting for that objective to determine its actual weighting.

•	The actual weighting for each objective within each category was then totaled to determine the total category weighting for each category.

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The following table sets forth the minimum, target and stretch objectives for 2014 as well as the target weighting for each objective. The table also includes the score and actual weighting for each objective based on actual Company performance.

Objective	Minimum	Target	Stretch	Target Weighting	Score	Actual Weighting
SSE Consolidated(1)
Adjusted Revenue ($millions)	$1,800	$1,861	$1,900	10%	155.1%	15.5%
Adjusted EBITDA ($millions)(3)	$410	$421	$470	35%	115.4%	40.4%
Net revenue from operators other than Chesapeake over net revenue	12%	14%	16%	20%	200%	40%
Final 2014 total recordable incident rate (TRIR)	1.4	1.2	1.1	10%	20%	2%
Total shareholder return(4)		Top 50% of peer group	Top 20% of peer group	25%	0%	0%

Total Category Weighting	—	—	—	100%		97.9%
Drilling
NOMAC(5)
Revenue ($millions)	$690	$702	$710	9%	200%	18%
Adjusted EBITDA ($millions)(3)	$261	$273	$283	45%	200%	90%
Net revenue from operators other than Chesapeake over net revenue	30%	33%	35%	18%	200%	36%
Final 2014 TRIR	1.0	0.9	0.85	9%	100%	9%
NOMAC DIRECTIONAL
Adjusted Revenue ($millions)(2)	$50	$60	$65	2%	17.7%	0.4%
Adjusted EBITDA ($millions)(3)	$4	$5	$6	5%	0%	0%
Net revenue from operators other than Chesapeake over net revenue	1.6%	1.8%	2.1%	1%	0%	0%
Final 2014 TRIR	1.0	0.67	0.33	1%	200%	2%
Modernize asset base: Obtain revenue from PeakeRigsTM 80 – 84 prior to Dec. 31, 2014	N/A	N/A	N/A	5%	100%	5%
Improve margin: run at least 5 casing jobs with casing running tool (CRT)	N/A	N/A	N/A	5%	0%	0%

Total Category Weighting	—	—	—	100%		160.4%

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Hydraulic Fracturing
Revenue ($millions)	$860	$879	$900	10%	132.9%	13.3%
Adjusted EBITDA ($millions)(3)	$100	$110	$155	50%	178.5%	89.2%
Net revenue from operators other than Chesapeake over net revenue	3%	4%	5%	20%	0%	0%
Final 2014 TRIR	1.25	1.18	1.1	10%	0%	0%
Expand asset base: Fleet 10 deployed and generating revenue prior to Dec. 31, 2014	N/A	N/A	N/A	5%	100%	5%
Service quality: Equipment preventive maintenance schedule compliance >=90%	N/A	N/A	N/A	5%	100%	5%

Total Category Weighting				100%		112.5%
Oilfield Rentals
Revenue ($millions)	149	154	163	30%	82%	24.6%
Adjusted EBITDA ($millions)(3)	45	47	50	30%	200%	60%
Net revenue from operators other than Chesapeake over net revenue	15%	20%	25%	25%	72%	18%
Final 2014 TRIR	2.0	1.85	1.75	10%	53.3%	5.3%
Expand asset base: Receive revenue from five new air drilling packages by Dec. 31, 2014	N/A	N/A	N/A	5%	100%	5%

Total Category Weighting	—	—	—	100%	—	112.9%
Other
Spin-off transition costs: Reduce Chesapeake monthly transition fees	$2.3 million	$2.0 million	$1.6 million	50%	136%	68%
Regulatory Compliance: Maintain S-3 eligibility through timely filings of SEC documents	N/A	N/A	N/A	50%	100%	50%

Total Category Weighting	—	—	—	100%	—	118%
(1)

Excludes the results of the compression unit manufacturing and geosteering businesses, which were distributed to Chesapeake in connection with the spin-off, and crude hauling assets, which were sold to a third party. In addition, excludes the results of the Company’s rig relocation and logistics business.

(2)	Excludes the results of the geosteering business, which was distributed to Chesapeake in connection with the spin-off.
(3)

Our primary financial and operating measurement that our management uses to analyze and monitor the operating performance of our business is Adjusted EBITDA, which we define as net income before interest expense, income tax expense, depreciation and amortization, as further adjusted to add back non-cash stock compensation, impairments and other, gain or loss on sale of property and equipment, rig rent expense and certain non-recurring items, such as the distribution of our compression manufacturing and geosteering businesses to Chesapeake and the sale of our crude hauling assets to a third party.

(4)	Total shareholder return is determined by calculating the change in the closing price of SSE’s common stock on December 31, 2014 compared to the closing price of SSE’s common stock June 30, 2014.
(5)	Excludes the results of the Company’s directional drilling business, which is shown separately.

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•	The total category weighting for each category was then multiplied by the respective weighting set forth opposite each NEO’s name in the table below and then such scores were totaled to determine each NEO’s total weighted score.

Name	SSE Consolidated	Drilling	Hydraulic Fracturing	Oilfield Rentals	Other
Jerry Winchester	85%	5%	5%	5%	—
Karl Blanchard	70%	10%	10%	10%	—
Cary Baetz	80%	—	—	—	20%
James Minmier	30%	70%	—	—	—
William Stanger	30%	—	70%	—	—

•	Each NEO’s respective target payment was then multiplied by their total weighted score to determine the bonus earned, as set forth opposite each NEO’s name in the table below.

Name	Target	Total Weighted Score	Bonus Earned
Jerry Winchester	$890,000	102.5%	$912,321
Karl Blanchard	$510,000	107.1%	$546,277
Cary Baetz	$337,500	101.9%	$343,988
James Minmier	$315,000	141.6%	$446,097
William Stanger	$260,000	108.1%	$281,159

Long-Term Incentive Compensation (LTI). Total target compensation for named executive officers is weighted heavily toward long-term incentive compensation. This approach is intended to motivate our named executive officers to focus on creating long-term value and reinforce the link between the interests of our shareholders and named executive officers.

Prior to the spin-off, each of our named executive officers (except Mr. Blanchard) received restricted stock awards as participants in Chesapeake’s compensation program. Mr. Winchester also received awards of performance share units and stock options under Chesapeake’s compensation program. Pursuant to the Employee Matters Agreement entered into between us and Chesapeake in connection with the spin-off, (i) Chesapeake restricted stock awards and restricted stock unit awards were replaced with substitute awards in Company common stock, or replacement awards, (ii) each outstanding award of options to purchase shares of Chesapeake common stock was replaced with a substitute award of options to purchase shares of Company common stock, and (iii) the Chesapeake performance share units were adjusted in the same manner as Chesapeake restricted stock awards but remain outstanding and any related cash obligations remain the responsibility of Chesapeake. The adjustments to the foregoing awards were generally intended to preserve the intrinsic value of the original award.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 25

In addition, awards of restricted stock were granted to each of the executive officers with a ratable vesting period over four years in connection with the spin-off. The purpose of the spin-off equity award was to further align the interests of our named executive officers with our shareholders’ interests and to reward the extraordinary effort taken to prepare the Company to be an independent, public company in a manner commensurate with similarly situated executives who have successfully built businesses into public companies. The following table shows the number of shares of restricted stock granted.

Name	Spin-Off Equity Award (# of shares)
Jerry Winchester	469,324

Cary Baetz	328,527
James Minmier	281,595

William Stanger	234,662

In addition, Mr. Blanchard received an initial award of 68,435 shares of restricted stock with a ratable vesting period over three years pursuant to the terms of his employment agreement.

Other Compensation Arrangements. The Company also provides to our named executive officers compensation in the form of personal benefits that are generally available on a non-discriminatory basis to all employees, including health and welfare insurance benefits, and matching contributions of common stock under the company’s 401(k) Plan and Nonqualified Deferred Compensation Plan, or DCP, which for 2014 was up to 15% of an employee’s annual base salary and cash bonus compensation and for 2015 such amount has been reduced to 6%. The Company also purchases season tickets to sporting events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executive officers and other employees have opportunities to use these tickets at no incremental cost to the Company.

Spin-Off Cash Bonus. A cash bonus was paid to each of the named executive officers that contributed to the spin-off to compensate them for the extraordinary effort put forth to prepare the Company to be an independent, public company. Each such bonus was paid 50% in July and 50% in October 2014. The following table shows the total cash transaction bonus earned.

Name	Spin-Off Transaction Bonus ($)
Jerry Winchester	$796,000

Cary Baetz	$250,000
James Minmier	$200,000

William Stanger	$200,000

In addition, Mr. Blanchard received a cash signing bonus of $200,000 pursuant to the terms of his employment agreement.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 26

2015 Named Executive Officer Compensation

On February 26, 2015, the Board of Directors of the Company, in accordance with the recommendation from the Compensation Committee of the Board, approved 2015 long-term equity compensation awards for certain of the Company’s employees, including the named executive officers, consisting of restricted shares of the Company’s common stock pursuant to the Company’s 2014 Incentive Plan, or the Plan. The dollar value of the awards approved for the Company’s named executive officers are set forth in the table below.

Name	Value of Award
Jerry Winchester	$3,149,000
Karl Blanchard	$1,697,000
Cary Baetz	$1,114,000
James Minmier	$1,000,000
William Stanger	$717,000

The Company determined the number of shares associated with each award based on the closing price of the Company’s common stock on Tuesday, March 3, 2015, the grant date. The awards will vest in equal annual installments on a three year schedule, so long as such officer is employed by the Company or its affiliates at such time, unless vesting is otherwise accelerated or continues pursuant to the terms of the employment agreements or the Plan.

On March 30, 2015, the Compensation Committee approved a 2015 incentive program for Company employees. The incentive program is intended to provide cash incentives to employees, including named executive officers, for achieving specified performance targets on a business unit and overall Company basis, such as revenue, gross margin, total recordable incident rate and total shareholder return, for 2015. The targets and their relative weighting are specific to each business unit. Each named executive officer’s performance will be determined based upon the relative weighting of business unit performance and overall company performance established for such executive. Under the program, the performance of all named executive officers is dependent in some measure on the performance of the Company overall. Performance based incentive compensation target amounts under the program for the named executive officers are as follows:

Name	Target as Percent of Base Salary	Target
Jerry Winchester	100%	$890,000
Karl Blanchard	85%	$510,000
Cary Baetz	71%	$337,500
James Minmier	70%	$315,000
William Stanger	65%	$260,000

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 27

Following the end of the performance period, the Compensation Committee of the Board will determine the payment amount for each award based on the Committee’s evaluation of the achievement level of the pre-established performance objectives. Such payment amount will range from 0% to 200% of each executive officer’s target amount. Payments pursuant to the awards, if any, are expected to be made in the first quarter of 2016.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2014 Form 10-K and this proxy statement.

Members of the Compensation Committee:

Bob A. Alexander, Chairman

Ronnie Irani

Marran H. Ogilvie

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 28

Executive Compensation Tables

The following tables provide information regarding the compensation awarded to our named executive officers during the periods set forth in the tables. Prior to our separation from Chesapeake, our named executive officers were employees of Chesapeake and were compensated under Chesapeake’s compensation programs. All such compensation was earned in connection with our named executive officers’ roles with respect to our business; our named executive officers did not earn any compensation with respect to other businesses of Chesapeake.

2014 REALIZED COMPENSATION TABLE

Because the vast majority of reported pay represents potential pay, to supplement the Securities and Exchange Commission (“SEC”) required disclosure, we have included the table set forth below to show the compensation the named executive officers actually realized in 2014. Realized compensation was determined using actual salary paid, actual cash bonus earned for 2014 performance (even if paid in 2015), the value of long term incentive awards that vested during 2014, and the value of 401(k) and deferred compensation company matching contributions received during 2014. Reported total compensation determined in accordance with SEC rules includes several items driven by accounting assumptions, and as a result may differ substantially from the compensation actually realized by our named executives in a particular year.

Name	Realized Compensation(1)
Jerry Winchester	$ 3,436,076
Karl Blanchard	$ 1,394,243
Cary Baetz	$ 1,072,509
James Minmier	$ 1,654,723
William Stanger	$ 1,405,181
(1)

The value of long term incentive awards that vested were calculated (i) for restricted stock and company matching contributions using the closing price of the Company’s common stock on the NYSE on the date of release; (ii) for options using the “spread” between the exercise price and the closing price of the Company’s common stock on the NYSE on the date of release, whether or not exercised on such date, and (iii) excluding, with respect to Mr. Winchester, the value of cash payments made by Chesapeake to Mr. Winchester in satisfaction of released performance share unit awards.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 29

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation received by our named executive officers for the years set forth below.

Name and Principal Position	Year	Salary	Bonus(a)	Stock Awards(b)	Option Awards(c)	Non-Equity Incentive Plan Compensation(d)	All Other Compensation(e)	Total
Jerry Winchester President and Chief Executive Officer	2014	$710,230	$796,000	$13,063,784	$500,006	$912,321	$345,335	$16,327,676
	2013	$500,000	—	$1,875,061	$1,801,004	$796,000	$100,500	$5,072,565
	2012	$447,115	$250,750	$1,034,450	—	$150,000	$182,532	$2,064,847

Cary Baetz Chief Financial Officer and Treasurer	2014	$435,001	$250,000	$8,060,724	—	$343,988	$162,750	$9,252,462
	2013	$369,230	$553,500	$295,014	—	—	$77,885	$1,295,629
	2012	$341,346	$370,650	$245,848	—	—	$141,253	$1,099,097
Karl Blanchard Chief Operating Officer	2014	$312,308	$200,000	$1,600,010	—	$546,277	$113,925	$2,772,520
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—

James Minmier President-Nomac Drilling	2014	$414,232	$200,000	$6,902,457		$446,097	$122,135	$8,084,921
	2013	$344,500	$400,800	$390,047	—	—	$110,175	$1,245,522
	2012	$329,327	$341,550	$350,037	—	—	$197,921	$1,218,835
William Stanger President-Performance Technologies	2014	$382,116	$200,000	$5,786,129		$281,159	$117,317	$6,766,720
	2013	$344,500	$390,000	$380,036	—	—	$99,175	$1,213,711
	2012	$329,423	$340,750	$350,037	—	—	$46,889	$1,067,099

(a)

The bonus amounts earned in 2013 and 2012 include (i) discretionary performance cash and holiday bonuses and (ii) fitness bonuses for which all employees are eligible. With respect to Mr. Baetz, the bonus amount for 2012 also includes a $100,000 signing bonus. The bonus amounts shown as earned in 2014 reflect, with respect to Mr. Blanchard, a $200,000 signing bonus, and with respect to the other NEOs, the spin-off bonus.

(b)

The stock awards amounts represent (i) the aggregate grant date fair value of restricted stock granted to the NEOs and PSU awards granted to Mr. Winchester by Chesapeake prior to the spin-off, (ii) the incremental expense the Company incurred in connection with replacement awards, computed in accordance with FASB Topic 718, and (iii) the aggregate grant date fair value of restricted stock granted to the NEOs by the Company following the spin-off based on the closing price of the Company’s stock on the NYSE of $23.80 per share, excluding the effect of estimated forfeitures during the applicable vesting periods. The value ultimately realized by the NEO upon the actual vesting of the awards may be more or less than the grant date fair value. For the PSU awards, Chesapeake utilized a Monte Carlo simulation, and used the following weighted average assumptions to determine the fair value of the PSUs granted in 2014: historical volatility of 41.37%; dividend yield of 0% for valuing TSR; dividend yield of 1.36% for valuing the awards; and risk-free interest rate of 0.76% for the TSR performance measure. The grant date fair value of the PSUs was determined based on the vesting at target of the PSUs awarded, which is the performance Chesapeake believed was probable on the grant date. The PSUs are settled by Chesapeake in cash upon vesting. The assumptions used by the Company in calculating the amounts related to restricted stock units are incorporated by reference to Note 8 of the consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2014.

(c)

Represents the grant date fair value of option awards computed in accordance with FASB Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods. Please read Note 8 to our audited consolidated financial statements for a discussion of valuation.

(d)	Messrs. Baetz, Blanchard, Minmier and Stanger did not participate in the Chesapeake AIP in 2013 or 2012.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 30

(e)	The table below details all other compensation referenced in the summary compensation table.

Name	Year	Company Matching Contributions to Retirement Plans(1)	Perquisites and Other Personal Benefits(2)	Total
Jerry Winchester	2014	$345,335	—	$345,335
	2013	$97,500	$3,000	$100,500
	2012	$104,567	$77,965	$182,532
Cary Baetz	2014	$162,750	—	$162,750
	2013	$77,885	—	$77,885
	2012	$9,346	$131,907	$141,253
Karl Blanchard	2014	$13,925	$100,000	$113,925
	—	—	—	—
	—	—	—	—
James Minmier	2014	$122,135	—	$122,135
	2013	$110,175	—	$110,175
	2012	$86,899	—	$86,899
William Stanger	2014	$117,317	—	$117,317
	2013	$99,175	—	$99,175
	2012	$22,500	—	$22,500

(1)	Represents matching contributions made by Chesapeake and the Company for the benefit of our NEOs under the 401(k) Plan and nonqualified deferred compensation plan.
(2)

Represents the value of other benefits provided to our NEOs. Amounts for Mr. Winchester include $77,965 for personal use of fractionally owned Chesapeake aircraft in 2012 and $3,000 for financial advisory services in 2013. The value of personal use of the fractionally owned Chesapeake aircraft is based on the incremental cost to Chesapeake determined by the amount invoiced to Chesapeake by NetJets for operating costs of such use, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs, net of any applicable employee reimbursement. Since the aircraft is used primarily for business travel, we did not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips. From time to time, an NEO’s spouse accompanied the NEO on a business trip using the fractionally owned Chesapeake aircraft. The NEO’s are not currently permitted to use fractionally owned SSE aircraft for personal travel. Amounts for Mr. Baetz in 2012 include $100,000 for relocation expenses, 28,000 for temporary housing and $3,900 for COBRA reimbursement. Amounts for Mr. Blanchard in 2014 include $100,000 for relocation expenses.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 31

GRANTS OF PLAN-BASED AWARDS

The following table provides certain information about grants of plan-based awards during the year ended December 31, 2014 to our NEOs. The awards listed in the table include (i) awards granted by Chesapeake in 2014; (ii) substitute awards granted by the Company to replace Chesapeake restricted stock unit awards, or RSUs, restricted stock awards, or RSAs, and options that were cancelled in connection with the spin-off; and (iii) RSAs granted by the Company following the spin-off. All awards are described in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

Name and Principal Position	Type of Award	Grant Date	Approval Date(a)	Number of Shares of Restricted Stock(b)	Number of Options Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Threshold / Target /Maximum(c)	Estimated Future Payouts Under Equity Incentive Plan Awards Threshold / Target / Maximum(d)	Grant Date Fair Value(e)
Jerry Winchester	CHK RSU	1/01/14	01/01/14	13,818				$375,021
	CHK RSU	1/10/14	01/03/14	19,448				$500,008
	CHK Option	1/10/14	01/03/14		46,254			$500,006
	CHK PSU	1/10/14	01/03/14				21,693/38,378/ 76,756	$1,000,017
	RSA	7/01/14	06/11/14	72,572				$1,818,654
	RSU	7/01/14	06/11/14	43,758				$1,096,575
	Option	7/01/14	06/11/14		348,269			$2,854,757
	RSA	8/06/14	08/01/14	469,324				$10,972,795
	AIP					$0/890,000/ $1,768,875

Cary Baetz	CHK RSU	1/01/14	01/01/14	1,843				$50,019
	CHK RSU	03/15/14	03/15/14	9,989				$250,025
	RSA	07/01/14	06/11/14	17,882				$448,123
	RSU	07/01/14	06/11/14	25,063				$628,079
	RSA	08/06/14	08/01/14	328,527				$7,680,961
	AIP					$0/337,500/ $675,000
Karl Blanchard	RSA	08/06/14	08/01/15	68,435				$1,600,010
	AIP					$0/510,000/ $1,007,250

James Minmier	CHK RSU	3/15/14	03/15/14	7,991				$200,015
	RSA	07/01/14	06/11/14	40,794				$1,022,298
	RSU	07/01/14	06/11/14	23,178				$580,841
	RSA	08/06/14	08/01/14	281,595				$6,583,691
	AIP					$0/315,000/ $675,000
William Stanger	CHK RSU	3/15/14	03/15/14	7,991				$200,015
	RSA	07/01/14	06/11/14	31,174				$781,220
	RSU	07/01/14	06/11/14	22,544				$564,953
	RSA	08/06/14	08/01/14	234,662				$5,486,398
	AIP					$0/260,000/ $501,800

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 32

(a)	Reflects approval date by Chesapeake with respect to awards made prior to and in connection with the spin-off and the Board of Directors of the Company with respect to awards made after July 1, 2014.
(b)	The restricted stock awards vest ratably over three or four years from the date of the award.
(c)	The actual amount earned in 2014 was paid in March 2015 and is shown in the Non-equity Incentive Plan Compensation column of the Summary Compensation Table.
(d)

This column reflects the potential payout range, in units, of aggregate CHK PSUs granted in 2014. 2014 PSU awards vest ratably over three years from the date of grant. The amount of each PSU award that was outstanding immediately prior to the 2014 Spin-off was adjusted to preserve the pre-spin value of the award. The adjusted amount is reflected in the table. The original number of “target” PSUs awarded to Mr. Winchester was 36,537.

(e)

These amounts represent the aggregate grant date fair value of restricted stock unit, stock option and CHK PSU awards, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. For restricted stock unit and restricted stock awards, values are based on the closing price of the Company’s or Chesapeake’s, as applicable, common stock on the grant date. The assumptions used by the Company in calculating the amounts related to stock options are incorporated by reference to Note 8 of the consolidated financial statements included in the Form 10-K. The assumptions used by the Company in calculating the amounts related to PSUs are provided in footnote (b) to the “Summary Compensation Table”. The grant date fair value of the PSUs was determined based on the vesting at target of the PSUs awarded, which is the performance Chesapeake believed was probable on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides certain information about outstanding equity awards at December 31, 2014 held by our NEOs.

	Option Awards(a)				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options— Unexercisable	Number of Securities Underlying Unexercised Options— Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(b)	Market Value of Shares of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(d)	Equity Incentive Plan Awards: Value of Unearned Units That Have Not Vested(e)
Jerry Winchester	57,385	—	$20.72	1/10/24			—	—
	69,857	34,929	$15.29	1/29/23	—	—	—	—
	186,098	—	$15.29	1/29/23	—	—	—	—
		—	—	—	571,868	$3,093,806	—	—
					—	—	87,137	$1,610,460
Cary Baetz		—	—	—	366,900	$1,984,929	—	—
Karl Blanchard		—	—	—	68,435	$370,233	—	—
James Minmier		—	—	—	331,424	$1,793,004	—	—
William Stanger		—	—	—	279,617	$1,512,728	—	—
(a)	The option awards consist of replacement option awards granted by the Company in connection with the spin-off.
(b)	Consists of grants of restricted shares of the Company’s common stock.
(c)	The values shown in this column are based on the closing price of the Company’s stock on the NYSE as of December 31, 2014 of $5.41 per share.
(d)

Includes 2012, 2013 and 2014 CHK PSU awards granted on January 3, 2012, January 29, 2013 and January 10, 2014, respectively. 2012 PSU awards consisted of approximately 12.5% of one-year performance period PSUs, 21.875% of two-year performance period PSUs and 65.625% of three-year performance period PSUs, vesting ratably in one-year increments on each January 1 over the applicable performance period. The 2012 PSUs shown consist of three-year PSUs for the performance period ended December 31, 2014 at 75% of target. The 2013 PSU awards consist of three-year performance period PSUs and vest ratably on each January 29 over the three-year period ending January 29, 2016. The 2013 PSUs are shown at target. The 2014 PSU Awards consist of three-year performance period PSUs and vest ratably on each January 10 over the three-year performance period ending December 31, 2016. The 2014 PSUs are shown at target.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 33

(e)

The value shown in this column is based on the 20-day average closing price of Chesapeake’s stock on the NYSE ending on December 31, 2014 of $18.80 per share, in accordance with the 2012, 2013 and 2014 PSU award agreements.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information about the amounts received upon the vesting of restricted Chesapeake shares prior to the spin-off and Company shares after the spin-off during the year ended December 31, 2014 for each of our NEOs. No options were exercised by the NEOs during 2014.

Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(d)
Jerry Winchester	—	—	37,022(a)	$825,920
	—	—	13,786(b)	$317,770
Cary Baetz	—	—	3,266(c)	$85,445
	—	—	4,572(b)	$116,924
Karl Blanchard	—	—	—	—
James Minmier	—	—	4,816(c)	$126,942
	—	—	14,143(b)	$345,419
William Stanger	—	—	7,702(c)	$202,169
	—	—	8,763(b)	$222,420
(a)

Represents Chesapeake restricted stock, 2012 PSUs and 2013 PSUs. 2012 PSU awards consisted approximately of 12.5% one-year performance period PSUs, 21.875% of two-year performance period PSUs and 65.625% of three-year performance period PSUs, vesting ratably in one-year increments on each January 1 over the applicable performance period. The 2012 PSUs consist of PSUs for the period ending December 31, 2013 at actual vesting of 143.9% of target. The 2013 PSUs, which consist solely of three-year performance period PSUs, are shown at target.

(b)	Consists of shares of Company common stock.
(c)	Consists of shares of Chesapeake common stock.
(d)

The values realized upon vesting for restricted stock are based on the closing price of the Company’s and Chesapeake’s common stock, as applicable, on the vesting dates. With respect to Mr. Winchester, the values realized upon vesting for the two-year 2012 PSUs are based on the 20-day average closing price of Chesapeake’s stock ending on December 31, 2013, $26.98 per share, in accordance with the PSU award agreements. The values realized upon vesting for one-third of the 2013 PSUs are based on the 20-day average closing price of Chesapeake’s stock ending on December 31, 2014, $18.80 per share, multiplied by the target number of 2013 PSUs that vested during the year.

PENSION BENEFITS

We do not have a pension plan or any other retirement plan other than the Seventy Seven Energy 401(k) Plan and the DCP.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 34

NONQUALIFIED DEFERRED COMPENSATION

We maintain the Seventy Seven Energy Deferred Compensation Plan, or the DCP, a nonqualified deferred compensation plan. The NEOs are permitted to participate in the DCP. The DCP allows certain employees to voluntarily defer receipt of a portion of their salary and/or their semi-annual bonus payments.

Name	Executive Contribution in Last Fiscal Year(a)	Company Contribution in Last Fiscal Year(b)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(c)
Jerry Winchester	$481,535	$322,335	$(35,042)	—	$1,301,606
Cary Baetz	$139,750	$139,750	$(68,355)	—	$356,662
James Minmier	$230,558	$99,135	$(91,119)	—	$712,046
William Stanger	$94,317	$94,317	$1,718	—	$351,242

(a)	Executive contributions are included as compensation in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.
(b)	Company matching contributions are included in the All Other Compensation column of the Summary Compensation Table.
(c)	The aggregate balances shown in this column include amounts that were reported in previous years as compensation to the executive officers.

In 2014, Seventy Seven Energy matched employee-participant contributions to the DCP, on a quarterly basis in arrears, in Seventy Seven Energy’s common stock (or other form of matching contribution at the election of employee-participants age 55 or older) dollar for dollar for up to 15% of the employee-participant’s base salary and bonus in the aggregate for the 401(k) Plan and the DCP. Each quarterly matching contribution to the DCP vests at the rate of 25% per year over four years from the date of each contribution. At age 55 with at least 10 years of service with Seventy Seven Energy, unvested and future matching contributions may be subject to accelerated vesting, in Seventy Seven Energy’s sole discretion.

Participant contributions to the DCP are held in “Rabbi trusts.” Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available benchmark investment alternatives offered under the DCP. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their contribution balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

Employees participating in the DCP who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 20 annual payments. Upon retirement or termination of employment prior to the attainment of age 55 and at least 10 years of service with the company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the DCP upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the DCP, based on the participant’s retirement/termination distribution election.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 35

The Company has sole discretion to accelerate vesting of unvested company matching contributions upon a participant’s retirement, death or disability.

Any assets placed in trust by the company to fund future obligations of the DCP are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of SSE as to their deferred compensation in the DCP.

Employment Agreements

On August 4, 2014, the Company entered into employment agreements with each of the named executive officers. The employment agreements govern the terms and conditions of each NEO’s employment, including his duties and responsibilities, compensation and benefits, and applicable severance terms.

Each of the employment agreements is for an initial term of three years commencing July 1, 2014 and ending July 1, 2017, subject to extension by mutual agreement and an automatic extension in the event of a change in control of the Company to the later of the last day of the then current employment term or 24 months following the change in control. Under the terms of the employment agreements, each Officer will receive an annual base salary in the amount set forth below, subject to any adjustments the Board may deem appropriate from time to time.

Name	Annual Salary

Jerry Winchester	$890,000

Karl Blanchard	$600,000

Cary Baetz	$475,000

James Minmier	$450,000

William Stanger	$400,000

In addition, the named executive officers will be eligible to receive an annual cash bonus and grants of long-term incentives including equity or equity based awards from the Company’s various equity compensation plans, as determined by the Compensation Committee of the Board and subject to such performance criteria as they may establish, and each is entitled to participate in all of the Company’s employee benefit plans and programs and to receive any fringe benefits or perquisites that the Company may provide to similarly situated executives. Mr. Blanchard’s employment agreement provides that, among other things, he will receive a minimum cash bonus payment and a minimum value of restricted stock awards, each of which escalate annually, which mirror provisions in the employment agreement the Company previously entered into with Mr. Blanchard.

If a named executive officer’s employment is terminated for any reason, the named executive officer will be entitled to any accrued and unpaid portion of the named executive officer’s base salary, bonus and benefits. In the event of the named executive officer’s termination of employment due to death, all of his outstanding equity awards will be fully vested. In the event of the named executive officer’s termination of employment due to disability, termination by the Company without cause (as defined in the employment agreements), or termination by the named executive officer for good reason

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 36

(as defined in the agreements) and subject to compliance with restrictive covenants (including prohibitions on competition, soliciting customers of the Company, soliciting of the Company’s employees and disclosure of confidential information) and the execution of a release in favor of the Company, all of his equity awards will become fully vested and he will receive cash severance benefits, outplacement services in an amount not to exceed $25,000 for six months after termination and subsidized COBRA benefits for up to 24 months following termination. The amount of the cash severance payable to the individual named executive officers is as follows: an amount for Messrs. Winchester, Baetz and Blanchard that is equal to two times his base salary as then in effect, and in the case of Messrs. Minmier and Stanger, 1.75 times his base salary as then in effect, and, for each named executive officer, one times the greater of his annual bonus for the prior year or his target bonus for the current year; in the event of termination due to disability, the amount of the cash severance for each named executive officer is one times his base salary as then in effect. The employment agreements also provide that if a named executive officer’s employment terminates due to a qualified retirement on or after the third anniversary of the effective date of the employment agreement, he will be eligible for continued post-retirement vesting of unvested equity awards.

If a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason within a twenty-four month period following a “change in control” (as defined in the employment agreement), then, subject to compliance with the restrictive covenants and the execution of a release in favor of the Company, in lieu of the base salary multiple stated above, each named executive officer except Mr. Winchester will instead receive 1.75 times, and Mr. Winchester will instead receive three times, his respective base salary, together with the other payments and benefits described above in this section.

Post Employment Compensation

Potential Payments Upon Termination and Change of Control

The following table presents estimated amounts that would have been payable to the applicable named executive officer if the described event had occurred on December 31, 2014, the last trading day of the fiscal year. In addition to the amounts shown below, our named executive officers would have been entitled to receive the distributions reflected in the Aggregate Balance at Last Fiscal Year-End column of the Nonqualified Deferred Compensation Table for 2014 (payments of which may be deferred to satisfy the provisions of Section 409A or made over time pursuant to individual elections).

Jerry Winchester

Executive Benefits and Payments Upon Separation	Termination without Cause/ Good Reason Termination	Change of Control(a)	Disability of Executive	Death of Executive

Compensation:

Cash Severance(b)	$2,695,000	$3,560,000	$890,000	—

Acceleration of Equity-based Compensation:

Restricted Stock Awards(c)	$3,093,806	$3,093,806	$3,093,806	$3,093,806

Options(d)	—	—	—	—

PSU Awards(e)	$1,610,460	$1,610,460	$1,610,460	$1,610,460

401(k) Plan and DCP Matching	$524,848	$524,848	$524,848	$524,848

Total	$7,924,114	$8,789,114	$6,119,114	$5,229,114

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Cary Baetz

Executive Benefits and Payments Upon Separation	Termination without Cause /Good Reason Termination	Change of Control(a)	Disability of Executive	Death of Executive

Compensation:

Cash Severance(b)	$1,312,500	$1,762,500	$475,000	—

Acceleration of Equity-based Compensation:

Restricted Stock Awards(c)	$1,984,929	$1,984,929	$1,984,929	$1,984,929

401(k) Plan and DCP Matching	$164,543	$164,543	$164,543	$164,543

Total	$3,461,972	$3,911,972	$2,624,472	$2,149,472

Karl Blanchard

Executive Benefits and Payments Upon Separation	Termination without Cause /Good Reason Termination	Change of Control	Disability of Executive	Death of Executive

Compensation:

Cash Severance(b)	$1,735,000	$2,310,000	$600,000	—

Acceleration of Equity-based Compensation:

Restricted Stock Awards(c)	$370,233	$370,233	$370,233	$370,233

401(k) Plan and DCP Matching	$ 3,785	$3,785	$3,785	$3,785

Total	$2,109,018	$ 2,684,018	$ 974,018	$ 374,018

James Minmier

Executive Benefits and Payments Upon Separation	Termination without Cause /Good Reason Termination	Change of Control(a)	Disability of Executive	Death of Executive

Compensation:

Cash Severance(b)	$1,127,500	$1,665,000	$450,000	—

Acceleration of Equity-based Compensation:

Restricted Stock Awards(c)	$1,793,004	$1,793,004	$1,793,004	$1,793,004

401(k) Plan and DCP Matching	$ 191,597	$ 191,597	$ 191,597	$ 191,597

Total	$3,112,100	$3,649,600	$2,434,600	$1,984,600

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 38

William Stanger

Executive Benefits and Payments Upon Separation	Termination without Cause /Good Reason Termination	Change of Control(a)	Disability of Executive	Death of Executive

Compensation:

Cash Severance(b)	$960,000	$1,460,000	$960,000	—

Acceleration of Equity-based Compensation:

Restricted Stock Awards(c)	$1,512,728	$1,512,728	$1,512,728	$1,512,728

401(k) Plan and DCP Matching	$ 173,450	$173,450	$173,450	$173,450

Total	$2,646,178	$3,146,178	$2,086,178	$1,686,178

(a)

Assumes change of control followed by termination of executive without cause or good reason. Includes 1.75 times (3 times in the case of Mr. Winchester) the sum of base salary and annual bonus, amounts payable under the Annual Incentive Plan, accelerated vesting of unvested equity awards, acceleration of unvested matching contributions under the DCP and 401(k).

(b)	Assumes there was no accrued, but unused paid time off, as of December 31, 2014.
(c)	Value is based on $5.41 per share, the closing price of the Company’s common stock on the NYSE on December 31, 2014.
(d)

Value of accelerated stock option awards calculated using the “spread” between the exercise price and the closing price of the Company’s common stock on the NYSE on December 31, 2014 of $5.41 per share.

(e)

Includes 2012, 2103 and 2014 PSU awards for Mr. Winchester. The 2012 PSUs shown consist of PSUs for the period ending December 31, 2014 at 75% of target. The unvested 2013 PSUs and the 2014 PSUs are shown at target. All PSU values are based on the 20-day average closing price of the Company’s stock ending on December 31, 2014 of $18.80 per share, in accordance with the 2012, 2013 and 2014 PSU award agreements. PSUs are not paid out until the end of the applicable performance period and the values realized at the end of the performance period may differ from the values shown.

Other Compensation Matters

Prohibition of Margining and Derivative or Speculative Transactions

Our Insider Trading Policy applies to directors and employees and prohibits derivative or speculative transactions involving Company stock. The transactions covered by the policy include trading in options, warrants, puts, calls, or similar instruments involving Company securities or selling Company securities “short.” The policy also prohibits directors and executive officers from holding Company stock in a margin account.

Compensation Risk Assessment

The Compensation Committee is responsible for the oversight of risks related to our compensation programs and periodically reports to the Board on these risks. The Committee has undertaken a review of our compensation programs and practices applicable to all employees, including executive officers, in order to assess the risks presented by such programs and practices. The Committee discussed potential risks, focusing on program elements that may create risk, including pay mix and amount, performance metrics and goals, the balance between annual and long-term incentives, the terms of equity and bonus awards, and change-in-control arrangements. The review also took into account mitigating features associated with our compensation programs and practices which include the use of multiple performance measures, multi-year vesting schedules for equity awards and a prohibition on derivative or speculative transactions involving Company stock by directors and executive officers.

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Based on the assessment, the Committee determined that our compensation programs do not encourage excessive or inappropriate risk taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

VOTING ITEM 2:	Shareholder Advisory Vote to Approve Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure provided in this proxy statement.

Even though this vote is advisory and not binding on the Company or the Board in any way, we value the opinions of our shareholders expressed through your vote on this item. Accordingly, the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement

VOTING ITEM 3:	Shareholder Advisory Vote on the Frequency of Holding an Advisory Vote on Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Company recognizes that our shareholders may have different views as to the best approach for the Company. Even though this vote is advisory and not binding on the Company or the Board in any way, we value the opinions of our shareholders and we look forward to learning of their preferences on the frequency of an advisory vote on our named executive officer compensation. Nonetheless, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on our named executive officer compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

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The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

The Board of Directors recommends a Vote for “Once Every Year” as the frequency for advisory votes on executive compensation

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, non-employee directors and consultants:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (3)
Equity compensation plans approved by shareholders	348,269	$16.19	3,862,273	(a)
Equity compensation plans not approved by shareholders	—	—	—
TOTAL	348,269	$16.19	3,862,273

(1) As noted below, the amount only 199,966 shares remain available for future awards under the Plan after accounting for awards made to employees and non-employee directors in 2015 through the record date.

VOTING ITEM 4:	Proposal to Adopt the Amended and Restated 2014 Incentive Plan

We are asking shareholders to vote to approve the Amended and Restated 2014 Incentive Plan, or Amended Plan, so that we may continue to attract and retain talented employees as well as receive a federal income tax deduction for certain compensation that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Required Vote

Approval of the Amended Plan requires the affirmative vote of the holders of a majority of votes cast on the proposal. If shareholders do not approve the Amended Plan, the Company will continue to utilize the 2014 Plan but may have insufficient shares available to make awards through the end of 2015. Approval of the Amended Plan will be considered approval of the performance measures for purposes of Section 162(m) of the Code, as discussed further below.

Background and Purpose of the Amended Plan

On April 27, 2015, the Board of Directors adopted the Amended Plan to amend the 2014 Plan, which was originally approved by our sole shareholder effective as of June 30, 2014 in connection with our spin-off from Chesapeake. The Amended Plan will become effective only upon approval of our shareholders at the annual meeting.

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If approved by our shareholders at the annual meeting, the Amended Plan will (i) increase the number of shares of common stock which are available for awards by 2,700,000 shares (to a total of 11,100,000), (ii) alter “share recycling” provisions so that, after approval of the Amended Plan, shares that are received by the Company on account of withholding taxes or as payment for the exercise of an award and shares reserved upon the grant of a stock appreciation right that are in excess of the number of shares actually issued upon exercise or settlement of the stock appreciation right will no longer be available for issuance, and (iii) impose a minimum vesting period of at least one year on awards made to employees, excluding up to 5% of the shares under the Amended Plan and except that earlier vesting may occur in the event of death, retirement and a change in control (as defined in the Amended Plan). The full text of the Amended Plan, reflecting changes from the 2014 Plan, is included as Exhibit A to this proxy statement.

In order to effectively execute our business strategy, it is essential for us to manage our talent in an industry where there is extreme competition for qualified individuals by (1) attracting highly qualified industry professionals, (2) rewarding and retaining our experienced professionals and (3) properly developing our less experienced employees. The Company meets this talent challenge through a comprehensive human resource strategy that addresses it on multiple fronts—one key component of which is the issuance of equity-based incentive compensation awards. We believe equity-based incentive compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

•  attracting, motivating and retaining individuals of exceptional ability;

•  allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•  providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

•  aligning the interests of employees and directors with those of the Company’s shareholders.

A number of factors have contributed to our need to have additional shares available for equity awards. In connection with the spin-off, we entered into an Employee Matters Agreement with Chesapeake pursuant to which we agreed that each outstanding award of options to purchase shares of Chesapeake common stock that was held by an active or former director, officer or employee of ours who would not be an officer or employee of Chesapeake immediately after the spin-off would be replaced with a substitute award of options to purchase shares of our common stock, in each case upon terms generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the fair market value of the stock subject to the option. In addition, Chesapeake restricted stock awards and restricted stock unit awards of active or former officers or employees of ours who would not become officers or employees of Chesapeake immediately after the spin-off would be replaced with substitute awards with respect to our common stock, each of which will generally preserve the value of the original award. Prior to our spin-off, it was Chesapeake’s practice to grant equity awards to substantially all of our employees. Consequently, to satisfy our obligations under the Employee Matters Agreement, we made awards under the 2014 Plan in substitution of awards originally issued by Chesapeake covering approximately 2,096,154 million shares. Because we became a newly public company following the spin-off, we issued additional equity awards to provide market-based long term equity incentives to executives and certain employees.

Our stock price also significantly affects the number of shares that are required in connection with grants of equity awards. A lower stock price results in a larger number of shares being required to deliver a targeted dollar amount of equity awards. Our stock price has declined substantially since the

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2014 Plan was first approved, primarily as a consequence of concerns about reduced drilling and completions expenditures by our customers in response to lower oil and natural gas prices. We have undertaken a number of measures to preserve shares under the 2014 Plan, including by limiting our use of equity awards, granting awards only to our most senior executives, key employees and directors. Notwithstanding, the foregoing, as of April 10, 2015, we had only 199,966 shares available for issuance under the 2014 Plan. Because equity based compensation helps to align the interests of our management with our shareholders, is an important component of our ability to attract and retain highly qualified talent, and will, we believe, contribute to our growth and success over time, we believe stock awards should remain a significant component of compensation for our management and the additional 2,700,000 shares of common stock provided for in the Amended Plan will assist us in achieving these objectives.

The selection of officers, employees, consultants and non-employee directors who will receive future awards under the Amended Plan and the size and types of awards will be determined by the Compensation Committee and Board, as applicable. Equity awards are expected to be made to directors in the amounts described under “Corporate Governance—Director Compensation”. Other than projected director awards, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards.

Plan Features

We are proposing amendments to the 2014 Plan to increase the number of shares of common stock which are available for awards by 2,700,000 shares (to a total of 11,100,000), (ii) alter “share recycling” provisions so that, after approval of the Amended Plan, shares that are received by the Company on account of withholding taxes or as payment for the exercise of an award and shares reserved upon the grant of a stock appreciation right that are in excess of the number of shares actually issued upon exercise or settlement of the stock appreciation right will no longer be available for issuance, and (iii) impose a minimum vesting period of at least one year on awards made to employees, excluding up to 5% of the shares under the Amended Plan and except that earlier vesting may occur in the event of death, retirement, a change in control (as defined in the Amended Plan) and upon termination of employment without cause, for good reason or upon disability in accordance with the provisions of any employment agreement or severance agreement approved by the Board. The following summary of the material features of the Amended Plan does not purport to be complete and is qualified in its entirety by reference to the specific language of the Amended Plan, which is attached to this proxy statement as Exhibit A.

Administration

The Compensation Committee of the Board has overall authority to administer the Amended Plan. The Board may designate another committee or committees to administer the Amended Plan with respect to non-executive officer participants. Any awards or formula for granting awards under the Amended Plan made to non-employee directors must be approved by the Compensation Committee. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the Amended Plan.

Eligible Participants

As of the record date, the Company had approximately 3,800 employees (five of whom were executive officers) and seven non-employee directors who were eligible to participate in the Amended Plan. The Committee will determine from time to time the awards to be granted under the Amended Plan, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

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Shares Available for Award

Subject to the approval of the shareholders, the aggregate number of shares of common stock which are available for award under the Amended Plan will not exceed 11,100,000 shares, an increase of 2,700,000 shares from the presently authorized 8,400,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the Amended Plan. Awards payable solely in cash do not reduce the shares available under the Amended Plan. Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock, or (ii) are ultimately paid in cash rather than common stock will again be available for future awards under the Amended Plan. The Amended Plan provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company. No non-employee director may be granted in a single calendar year awards having a value determined on the date of grant in excess of $1,000,000.

Types of Awards

The Amended Plan authorizes the issuance of the following types of awards:

•  Stock Options. The Compensation Committee will have discretion to award incentive stock options and nonqualified stock options, provided that incentive stock options may only be granted to employees. A stock option is a right to purchase a specified number of shares of common stock at a specified exercise price. An incentive stock option is intended to qualify as such under Section 422 of the Code. Under the Amended Plan, no participant may be granted options during any calendar year that are exercisable for more than 2,000,000 shares of our common stock. The exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant. Subject to the specific terms of the Amended Plan, the Compensation Committee will have discretion to determine the number of shares, the exercise price (provided it is not less than the fair market value of a share of our common stock on the grant date), the terms and conditions of exercise and such additional limitations on and terms of option grants as it deems appropriate.

Options granted to participants under the Amended Plan will expire at such times as the Compensation Committee determines at the time of the grant, provided that no option will be exercisable later than ten years after the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment or service. The termination provisions will be determined within the discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment or service.

Upon the exercise of an option granted under the Amended Plan, the exercise price is payable in full to us (1) in cash; (2) if permitted, by tendering shares of our common stock having a fair market value at the time of exercise equal to the total option price; (3) if permitted, by a combination of (1) and (2); or (4) by any other method approved by the Compensation Committee in its sole discretion.

•  Stock appreciation rights. SARs represent the right to receive a payment, in cash or shares of our common stock (at the discretion of the Compensation Committee), equal to the excess of the fair market value of a specified number of shares of our common stock on the date the rights are exercised over a specified grant price. SARs may be granted under the Amended Plan to holders of stock options with respect to all or a portion of the shares of common stock subject to the stock options or may be granted separately. The terms, conditions and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Compensation Committee. Under the Amended Plan, no participant may be granted more than 2,000,000 SARs during any calendar year.

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•  Restricted Stock. The Compensation Committee also is authorized to award restricted shares of common stock under the Amended Plan on such terms and conditions as it shall establish. Although recipients will own and have the right to vote restricted shares from the date of grant, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Compensation Committee in its sole discretion. The award agreement will specify the periods of restriction, restrictions under applicable federal or state securities laws and such other terms it deems appropriate. Participants may receive dividends on their shares of restricted stock if a dividend is paid with respect to shares of our common stock. The Compensation Committee in its discretion may apply any restrictions to the dividends that it deems appropriate.

Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested shares of restricted stock following termination of the participant’s employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment or service.

•  Restricted Stock Units. An award of a restricted stock unit constitutes an agreement by us to deliver shares of our common stock or to pay an amount equal to the fair market value of a share of our common stock for each restricted stock unit to a participant in the future. Restricted stock units may be granted by the Compensation Committee on such terms and conditions as it may establish. The restricted stock unit award agreement will specify the vesting period or periods, and such other conditions as may apply to the award. During the applicable vesting period, participants will have no voting rights with respect to the shares of common stock underlying a restricted stock unit grant. Participants may receive dividend equivalents on the shares underlying their restricted stock unit grant in the form of cash or additional restricted stock units if a dividend is paid with respect to shares of our common stock, subject to such terms, conditions and restrictions as the Compensation Committee may establish.

Each award agreement for restricted stock units will set forth the extent to which the participant will have the right to retain unvested restricted stock units following termination of employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment or service.

•  Cash Awards. Cash awards consist of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards will be determined by the Compensation Committee. Cash awards may be made in the form of annual or long-term awards.

•  Performance awards. At the discretion of the Compensation Committee, any of the above-described awards granted to an employee may be made in the form of a performance award that is subject to the attainment of one or more objective performance goals established by the Compensation Committee. Performance awards may be granted by the Compensation Committee at any time in such amounts and on such terms as the Compensation Committee determines.

The Compensation Committee in its discretion will determine the applicable performance period and will establish performance goals for any given performance period. Performance awards may be intended to be “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Performance Awards”). When the performance period expires, the holder of a performance award will be entitled to receive a payout based on the extent to which the performance goals have been achieved during the performance period.

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Each award agreement will set forth the extent to which the participant will have the right to receive a payout of a performance award following termination of the participant’s employment. The termination provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment.

No employee may be granted Qualified Performance Awards that are stock awards relating to more than 2,000,000 shares of our common stock in any calendar year. No more than $10,000,000 may be paid in cash to any participant with respect to Qualified Performance Awards granted in any calendar year, as valued on the date of each grant.

Performance Measures

The Compensation Committee may grant awards under the Amended Plan to eligible employees subject to the attainment of specified performance measures. The number of performance awards granted to an employee in any year will be determined by the Compensation Committee in its sole discretion, subject to the limitations set forth in the Amended Plan. The value of each performance award will be determined based on the achievement of pre-established, objective performance goals during each performance period. The duration of a performance period is set by the Compensation Committee. A new performance period may begin every year, or at more frequent or less frequent intervals, as determined by the Compensation Committee. The Compensation Committee will establish the objective performance goals applicable to the valuation of performance-based awards granted in each performance period, the performance measures that will be used to determine the achievement of those performance goals and any formulas or methods to be used to determine the value of the performance-based awards.

For Qualified Performance Awards, performance goals must be established by the Compensation Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate or (ii) the lapse of 25% of the period of service. A performance goal may be based upon one or more business criteria that apply to the participant, one or more of our business units, the company as a whole, and must be based on one or more of the following to be a Qualified Performance Award: aggregate earnings, earnings per share, share price, net income, operating income, gross revenue, cash flows, progress toward debt reduction goals, credit rating upgrades, meeting geographic expansion goals, objectively identified project milestones, market share, expense levels, operating costs, overhead or other costs, development or use of new technology, acquisitions and divestitures, risk management activities, asset monetization strategies, environmental compliance and safety and accident rates, return on equity, total or comparative shareholder return, changes in capital structure, work output, cycle time and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. Following the end of a performance period, the Compensation Committee will determine the value of the Qualified Performance Awards granted for the period based on its determination of the degree of attainment of the pre-established objective performance goals. The Compensation Committee will also have discretion to reduce (and, if intended to qualify as performance-based compensation under Section 162(m) of the Code, not to increase) the value of a performance-based award to “Covered Employees,” as defined in Section 162(m) of the Code.

Approval of the amendment of the Amended Plan will be considered approval of the use of the foregoing performance measures for purposes of Section 162(m) of the Code.

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Change in Control

The treatment of outstanding awards upon the occurrence of a change in control will be determined in the sole discretion of the Compensation Committee and will be described in the applicable award agreements and need not be uniform among all awards granted under the Amended Plan. Refer to the Amended Plan for the definition of a Change in Control. Generally, a Change in Control will occur under the Amended Plan in the following circumstances:

•            An individual or group acquires beneficial ownership of 50% or more of the total fair market value or total voting power of the company;

•             An individual or group acquires (or has acquired during the previous 12 months) securities representing 30% or more of the total fair market value or total voting power of the company;

•             Incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, with new directors whose election was approved by a majority of the incumbent members being considered an incumbent member; or

•             The consummation of a reorganization, merger or other business combination unless following such event (i) beneficial owners of the company prior to the event continue to beneficially own, directly or indirectly, more than two-thirds of the total fair market value or total voting power of the company, (ii) no entity or individual owns 40% or more of the total fair market value or total voting power of the company, and (iii) at least a majority of the members of the board of directors of the resulting entity are incumbent members.

Repricing of Awards Prohibited

Except for appropriate adjustments to awards in connection with certain transactions or changes to our common stock, the exercise price of stock options and the grant price of SARs may not be reduced, and stock options and SARs may not be cancelled in exchange for cash or replacement stock options or SARs with a lower exercise price or grant price, as applicable, without the approval of our shareholders.

Amendments

The Amended Plan may be modified, altered, suspended or terminated by our Board of Directors at any time and for any purpose that the Board of Directors deems appropriate, but no amendment to the Amended Plan shall adversely affect any outstanding awards without the affected participant’s consent, and shareholder approval may be required by applicable law, regulation or stock exchange requirements.

Transferability

Except as otherwise specified in a participant’s award agreement, no award granted pursuant to, and no right to payment under, the Amended Plan will be assignable or transferable by a participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted under the Amended Plan will be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 47

Duration of the Amended Plan

The Amended Plan will remain in effect until all options and rights granted thereunder have been satisfied or terminated pursuant to the terms of the Amended Plan and all performance periods for performance-based awards granted thereunder have been completed. However, in no event will any award be granted under the Amended Plan on or after June 30, 2024, which is the same date that the 2014 Plan expires.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the Amended Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, and Restricted Stock Units. A participant generally will not have taxable income at the time an award of restricted stock or restricted stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Amended Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 48

compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include shareholder approval of the Amended Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

The Board of Directors recommends a vote “FOR” approval of the Amended and Restated 2014 Incentive Plan

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 49

AUDIT MATTERS

Audit Committee Report

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other services for the Company. The independent auditor reports directly to the Audit Committee.

Pursuant to its charter, the Audit Committee is also charged with the oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function, independent auditor and Chief Compliance Officer.

Management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles, or GAAP, and for developing, maintaining and evaluating the Company’s internal control over financial reporting and other control systems. The independent registered public accountant is responsible for auditing the annual financial statements prepared by management, assessing the Company’s internal control over financial reporting, and expressing an opinion with respect to each.

In connection with fulfilling its responsibilities under its charter, the Audit Committee met with management and PwC throughout the year, and met with PwC at each quarterly meeting without the presence of management. The Audit Committee also reviewed with management the Company’s audited financial statements as of and for the year ended December 31, 2014. The Committee discussed with PwC the matters required to be discussed under auditing standards adopted by the Public Company Accounting Oversight Board, or the PCAOB, and reviewed and discussed with PwC the auditor’s independence from the Company and its management. As part of that review, PwC provided the Committee the written disclosures and letter concerning independence required by the PCAOB.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Members of the Audit Committee:

Tucker Link, Chair

Ronnie Irani

Marran Ogilvie

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 50

VOTING ITEM 5: Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2015. PwC, or its predecessor firms, has served as our independent accountants since 2011. We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm at the annual meeting. Representatives of PwC are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

The ratification of PwC is not required by our Bylaws or other organizational documents, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy and entitled to vote will be required to ratify the appointment of our independent registered public accounting firm. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent public accounting firm, the Audit Committee will consider whether to engage another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent public accounting firm at any time during the year if it determines that the change would be in the Company’s best interests and in the best interests of our shareholders.

Aggregate fees for professional services rendered for the Company by PwC in 2014 and 2013 were:

	2014	2013
Audit(a)	$1,420,763	$980,000
Audit-related	—	—
All other	—	—
TOTAL	$1,420,763	$980,000
(a)	Fees were for audits and interim reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. In 2014, $1,145,763 related to the annual audit and interim reviews, $55,000 related to services provided in connection with our issuance of securities and $220,000 related to the audit of subsidiaries of the Company. In 2013, $950,000 related to the annual audit and interim reviews and $30,000 related to services provided in connection with our issuance of securities.

The Audit Committee pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 51

BENEFICIAL OWNERSHIP

Beneficial Ownership of Common Stock

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our directors and named executive officers and all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of April 10, 2015, the record date. The number of shares beneficially owned by each shareholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and named executive officers is c/o Seventy Seven Energy Inc., 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116.

Beneficial Owner	Common Stock
	Outstanding Shares	Share Equivalents	Total Ownership	Percent of Class
Carl C. Icahn c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153(a)	4,746,421		4,746,421	8.13%
Jeffrey A. Altman c/o Owl Creek Asset Management, L.P. 640 Fifth Avenue, 20th Floor New York, NY 10019(b)	2,799,197		2,799,197	5.08%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(c)	2,746,372		2,746,372	4.98%
Anne-Marie N. Ainsworth	4,278		4,278	*
Bob G. Alexander	10,994(d)		10,994	*
Edward J. DiPaolo	4,278(d)		4,278	*
Tucker Link	4,278(d)		4,278	*
Marran H. Ogilvie	27,578(d)		27,578	*
Ronnie Irani	4,819(d)		4,819	*
Alvin Bernard Krongard	4,278(d)		4,278	*
Jerry Winchester	1,279,249(d)(f)	88,987(e)	1,368,236	2.42%
Cary Baetz	610,434(d)(f)		610,434	1.10%
Karl Blanchard	443,403(d)		443,403	*
James Minmier	560,425(d)(f)		560,425	*
William Stanger	438,140(d)(f)		438,140	1.01%
All directors and executive officers as a group	3,392,154	88,987	3,481,141	5.96%
*	Less than 1%.
(a)	This information is as of July 9, 2014, as reported in a Schedule 13D filed jointly by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp.

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(“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn. The principal business address of each of High River, Hopper, Barberry, Icahn Partners, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue Suite 1210, White Plains, NY 10601.

(b)

This information is as of December 31, 2014, as reported in a Schedule 13G/A filed jointly by Owl Creek Advisors, LLC, Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd., Owl Creek SRI Master Fund, Ltd., Owl Creek Opportunities Master Fund, Ltd., Owl Creek Asset Management, L.P., and Jeffrey A. Altman on February 17, 2015.

(c)

This information is as of December 31, 2014, as reported in a Schedule 13G filed by The Vanguard Group on February 11, 2015. The Schedule 13G reports (i) sole power to vote or to direct the vote of 26,717 shares; (ii) sole power to dispose or to direct the disposition of 2,725,155 shares; and (iii) shared power to dispose or to direct the disposition of 21,217 shares. The principal business address of each of the foregoing is 640 Fifth Avenue, 20th Floor, New York, NY 10019

(d)	Includes unvested shares of restricted stock with respect to which executive officers and directors have voting power.
(e)	Represents shares of common stock which can be acquired through the exercise of stock options on March 23, 2015 or within 60 days thereafter.
(f)	Includes vested shares of common stock held in the Company’s 401(k) plan and vested shares of common stock held in the Seventy Seven Energy Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the SEC. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, no such person filed a late report under Section 16(a) during 2014.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 53

ANNUAL MEETING INFORMATION

Shareholders of record on April 10, 2015, the record date, are entitled to notice of, and to vote at the meeting and any adjournment or postponement thereof. On the record date, there were 55,133,016 shares of our common stock issued, outstanding and entitled to vote at the meeting. A majority of the shares of common stock entitled to vote must be represented at the annual meeting, in person or by proxy, to constitute a quorum and to transact business. Each outstanding share of common stock is entitled to one vote.

Election for Electronic Delivery

If you are interested in receiving all future shareholder communications electronically, including proxy statements and annual reports, please visit www.investordelivery.com and register for electronic distribution. You will continue to receive all shareholder communications electronically until you change this election at www.investordelivery.com. Electronic distribution saves us the cost of printing and mailing the documents to you, reduces the amount of mail you receive and is environmentally friendly by helping to conserve natural resources consumed in the printing process.

Voting Methods

You may vote your shares through one of the following methods:

•

In person at the annual meeting. All shareholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy from their bank, broker or other intermediary.

•

By telephone or Internet. All shareholders of record may vote by telephone from the U.S., Puerto Rico and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank, broker or other intermediary makes those methods available, in which case they will include the instructions with the proxy materials. Shareholders may also vote through the Internet via www.proxyvote.com.

•

By written proxy. All shareholders of record can vote by written proxy card. If you received a printed copy of these proxy materials by mail, you may vote by signing, dating and mailing the enclosed proxy card, or if you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank, broker or other intermediary.

If you are an SSE employee and you participate in the Seventy Seven Energy Inc. Savings and Incentive Stock Bonus Plan, or the 401(k) Plan, you may receive a proxy via email so that you may instruct the trustee of the 401(k) Plan how to vote your 401(k) Plan shares. If you also hold shares directly, you may receive one proxy for both your directly held and 401(k) Plan shares which will allow you to vote those shares as one block. Please note, however, that since you only vote one time for all shares you own directly and in the 401(k) Plan, your vote on each voting item will be identical across all of those shares. To allow sufficient time for the trustee to vote the 401(k) Plan shares, your voting instructions must be received by 10:59 p.m. (CDT) on June 1, 2015. If you do not vote your proxy, the trustee will vote the 401(k) Plan shares credited to your 401(k) Plan account in the same proportion as the 401(k) Plan shares of other participants for which the trustee has received proper voting instructions.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 54

Voting Instructions

Your shares of SSE common stock will be voted in accordance with your instructions. If you return the proxy card but do not specify voting instructions on the proxy card, the shares will be voted:

•	FOR all director nominees (see page 10);

•	FOR the shareholder advisory vote to approve named executive officer compensation (see page 40);

•	ONCE EVERY YEAR on the frequency of holding an advisory vote on named executive officer compensation (see page 40);

•	FOR the adoption of an Amended and Restated Long Term Incentive Plan (see page 41); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (see page 51).

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the annual meeting.

Under the rules of the New York Stock Exchange, or NYSE, brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares only in the ratification of the appointment of our independent public accountants. In the absence of specific instructions from you, your broker is not empowered to vote your shares on any other matter to be voted on at the meeting.

Votes Necessary on Ballot Items

Voting Item	Vote Required to Elect or Approve
• Election of Director Nominees

•  Each director must receive a number of “for” votes equal to or greater than votes cast “against” with respect to such director, or such director will comply with the Company’s resignation procedures.

• Adoption of Long Term Incentive Plan	• The proposal requires the affirmative vote of a majority of shares of common stock present, in person or by proxy.

•  Shareholder Advisory Vote to Approve Named Executive Officer Compensation

•  Shareholder Advisory Vote on the Frequency of Holding an Advisory Vote on Named Executive Officer Compensation

•  Ratification of Appointment of Independent Registered Public Accounting Firm

• Each proposal is advisory and no specific affirmative votes are required

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Revoking Proxies

You may revoke your proxy at any time before it is voted by (i) executing and submitting a revised proxy; (ii) providing a written revocation to the Corporate Secretary of the Company; or (iii) voting in person at the meeting. If you do not hold your shares directly, you should follow the instructions provided by your bank, broker or other intermediary to revoke your previously voted proxy.

Counting Votes

The Company will appoint an inspector of election to tabulate votes and certify the results of matters voted upon at the meeting. It is the Company’s policy to (i) count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) consider neither abstentions nor broker non-votes in determining results of plurality votes.

Voting Results

We will announce preliminary voting results at the meeting and publish final results in a current report on Form 8-K filed with the SEC within four business days after the meeting.

Proxy Solicitation

The Company will bear the cost of solicitation of proxies. We have engaged Georgeson to assist in the solicitation of proxies for fees and disbursements not expected to exceed $15,000 in the aggregate. In addition, employees, directors and representatives of the Company may solicit proxies, and we will request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions.

Householding

We are permitted to send a single Notice and any other proxy materials we choose to mail to shareholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us (i) by email at ir@77nrg.com; (ii) by telephone at (405) 608-7777; or (iii) in writing to the following address: Attn: Investor Relations, 777 NW 63rd Street, Oklahoma City, Oklahoma 73116. If you hold your shares through a bank, broker or other intermediary and would like additional copies of the Notice and any other proxy materials we mail, or if you are currently receiving multiple copies of the Notice or proxy materials and would like to request householding, please contact your bank, broker or other intermediary.

Shareholder Proposals

At each annual meeting, the Board submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy materials. These proposals must meet the shareholder

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 56

eligibility and other requirements of the SEC. In order to be included in proxy material for our 2016 annual meeting, a shareholder’s proposal must be received not later than January 5, 2016 by the Company at 777 NW 63rd Street, Oklahoma City, Oklahoma 73116, Attention: David C. Treadwell, Senior Vice President, General Counsel and Corporate Secretary.

Our Bylaws provide that any shareholder intending to nominate a candidate for election to the Board or proposing any business to be brought before an annual shareholders’ meeting must deliver written notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Bylaws, including information concerning the nominee or proposal, as the case may be, the shareholder’s ownership of and agreements related to our common stock, any material interest of the shareholder in the proposal and any arrangements between such shareholder and any other persons in connection with the proposal or nomination of the candidates, as the case may be. The Bylaws further provide that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

We anticipate that future annual meetings will be held during the first full week in June. Assuming that our 2016 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting no earlier than February 4, 2016 and no later than March 7, 2016. The Chairman of the meeting may disregard any nomination of a candidate for director or refuse to allow the transaction of any business under a proposal if such is not made in compliance with the procedures in our Bylaws or other requirements of rules under the Exchange Act.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 57

EXHIBIT A

SEVENTY SEVEN ENERGY INC.

AMENDED AND RESTATED 2014 INCENTIVE PLAN

1. Plan. Seventy Seven Energy Inc., an Oklahoma corporation (previously known as Chesapeake Oilfield Operating, L.L.C.) (the “Company”), established ~~this~~the Seventy Seven Energy Inc. 2014 Incentive Plan (~~this~~the “Original Plan”) effective as of June 30, 2014 (the “Effective Date”), which was amended and restated on June 3, 2015 (the “Amendment Date”), the date upon which the Company’s stockholders approved this Amended and Restated 2014 Incentive Plan (together with the Original Plan, the “Plan”) for the purposes of increasing the number of shares of Common Stock subject to the Plan from 8,400,000 to 11,100,000 and to amend certain provisions of Section 5, below.

2. Objectives. This Plan is designed to attract and retain employees and consultants of the Company and its Subsidiaries (as defined herein), to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees, consultants and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants (as defined herein) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made effective without execution. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Board” means the Board of Directors of the Company. “Cash Award” means an Award denominated in cash.

“Change in Control” shall be deemed to have occurred upon the date of consummation of any of the following events:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total fair market value of the outstanding equity securities of the Company (the “FMV Outstanding Equity”) or total voting power of the then outstanding equity securities of the Company (the “Outstanding Voting Equity”); provided, however, that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the FMV Outstanding Equity or the Outstanding Voting Equity and acquires additional FMV Outstanding Equity or the Outstanding Voting Equity;

(2) a Person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s equity possessing 30% or more of the Outstanding Voting Equity or FMV Outstanding Equity;

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 58

(3) the individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the date hereof whose election is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof; or

(4) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the FMV Outstanding Equity and Outstanding Voting Equity immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66.7% of, respectively, the then FMV Outstanding Equity and the then Outstanding Voting Equity, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the FMV Outstanding Equity and the Outstanding Voting Equity, as the case may be; (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding FMV Outstanding Equity resulting from such Business Combination or the combined voting power of the then Outstanding Voting Equity of such entity except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the Board resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, however, that with respect to any payments or benefits that constitute “deferred compensation” within the meaning of Code Section 409A, no Change in Control shall be deemed to have occurred unless such event also constitutes a “change in control event” within the meaning of Code Section 409A and Treas. Reg. § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Seventy Seven Energy Inc., an Oklahoma corporation (previously known as Chesapeake Oilfield Operating, L.L.C.), or any successor thereto.

“Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or a Director, and an individual who has agreed to become a consultant of the Company or any of its Subsidiaries and actually becomes such a consultant following such date of agreement.

“Consultant Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Consultant pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Covered Employee” means any Employee who is or may be a “covered employee,” as defined in Code Section 162(m).

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“Director” means an individual serving as a member of the Board who is not an Employee or a Consultant and an individual who has agreed to become a director of the Company or any of its Subsidiaries and actually becomes such a director following such date of agreement.

“Director Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Board.

“Disability” means (1) if the Participant has entered into an employment agreement as of the date of an Award, the meaning in such agreement; (2) or, if the Participant has not entered into such agreement or the agreement does not define

Disability, then if the Participant (a) is an Employee, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan or (b) is a Director or a Consultant, a disability whereby the Director or Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, if an Award is subject to Code Section 409A and the Award Agreement expressly provides, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).

“Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following such date of agreement.

“Employee Award” means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise his right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the Fair Market Value of a share of Common Stock as determined in good faith by the Committee; provided, however, that with respect to any Awards granted on the date of the initial public offering of the Common Stock, Fair Market Value shall mean the opening sales price per share price of the Common Stock offered in connection with such initial public offering.

“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

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“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee, Consultant or Director to whom an Award has been made under this Plan.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Performance Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied.

“Performance Unit Award” means an Award in the form of Performance Units.

“Qualified Performance Awards” has the meaning set forth in Paragraph 8(a)(vii)(B).

“Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Award” means an Award in the form of Restricted Stock.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.

“Stock Award” means an Award in the form of shares of Common Stock, including a Restricted Stock Award, and a Restricted Stock Unit Award or Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.

“Stock-Based Award Limitations” has the meaning set forth in Paragraph 5.

“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

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4. Eligibility.

(a) Employees. All Employees are eligible for Employee Awards under this Plan, provided, however, that if the Committee makes an Employee Award to an individual whom it expects to become an Employee following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming an Employee.

(b) Consultants. All Consultants are eligible for Consultant Awards under this Plan, provided, however, that if the Committee makes a Consultant Award to an individual whom it expects to become a Consultant following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Consultant.

(c) Directors. All Directors are eligible for Director Awards under this Plan, provided, however, that if the Board makes a Director Award to an individual whom it expects to become a Director following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Director.

The Committee (or the Board, in the case of Director Awards) shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees, Consultants or Directors who are to be granted Awards under this Plan.

5. Common Stock Available for Awards. Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of ~~8,400,000~~11,100,000 shares of Common Stock (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options.

Awards settled in cash shall not reduce the Maximum Share Limit under the Plan. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Award shall again be available for Awards under the Plan. ~~The~~In addition, prior to the Amendment Date (and not from and after the Amendment Date), the following shares of Common Stock shall also become available again for Awards under the Plan other than Awards of Incentive Stock Options:

(i) Shares of Common Stock that are tendered by a Participant or that are withheld as full or partial payment of minimum withholding taxes or as payment for the Exercise Price of an Award; and

(ii) Shares of Common Stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon exercise or settlement of such SAR.

The foregoing notwithstanding, subject to New York Stock Exchange listing requirements, the Maximum Share Limit shall not be reduced by (x) shares of Common Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company and (y) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) and such shares shall be available for Awards under the Plan.

The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(a) No Employee may be granted during any calendar year Awards consisting of Options or SARs that are exercisable for more than 2,000,000 shares of Common Stock;

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(b) No Employee may be granted during any calendar year Qualified Performance Awards that are Stock Awards covering or relating to more than 2,000,000 shares of Common Stock (the limitation set forth in this clause (b), together with the limitation set forth in clause (a) above, being hereinafter collectively referred to as the “Stock-Based Award Limitations”);

(c) No Employee may be granted during any calendar year Qualified Performance Awards that are (1) Cash Awards or (2) Restricted Stock Unit Awards or Performance Unit Awards that may be settled solely in cash having a value determined on the Grant Date in excess of $10,000,000; and

(d) No Director may be granted during any calendar year Awards having a value determined on the Grant Date in excess of $1,000,000.

Shares delivered by the Company in settlement of Awards may be authorized and unissued shares of Common Stock, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase or any combination of the foregoing.

6. Administration.

(a) Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Code Section l62(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of death, Disability, retirement, involuntary termination or Change in Control, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not materially adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Paragraph 15(c) hereof; provided, however, that except as expressly provided in Paragraph 8(a)(i) or 8(a)(ii) hereof, no such action shall permit the term of any Option or SAR to be greater than 10 years from its Grant Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Director Awards.

(b) Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards. Subject to the provisions of Paragraph 15 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company’s

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shareholders so as to (i) reduce the Exercise Price of any outstanding Options or SARs or (ii) cancel any outstanding Options or SARs in exchange for cash or other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs.

7. Delegation of Authority. The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act and Consultants, subject to Paragraph 6(a) above, to the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8. Employee Awards.

(a) ~~(a)~~Types of Awards. The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8(a) hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.

(i) Options. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The term of an Option shall not exceed 10 years from the Grant Date; provided, however, if the term of a Nonqualified Option (but not an Incentive Option) expires when trading in the Common Stock is prohibited by law or the Company’s insider trading policy, then the term of such Nonqualified Option shall expire on the 30th day after the expiration of such prohibition. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Rights. An Employee Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date; provided, however, if the term of an SAR expires when trading in the Common Stock is prohibited by law or the Company’s insider trading policy, then the term of such SAR shall expire on the 30th day after the expiration of such prohibition. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

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(iii) Stock Awards. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee, and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8 (a) hereof.

(iv) Restricted Stock Unit Awards. An Employee Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units.

(v) Performance Unit Awards. An Employee Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee.

(vi) Cash Awards. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(vii) Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A) Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B) Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Goal relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. Performance goals may be measured in aggregate or with reference to specific objective measurement units, such as geographic regions, employees or assets. A Performance Goal shall include one or more of the

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following: aggregate earnings, earnings per share, share price, net income, operating income, gross revenue, cash flows, progress toward debt reduction goals, credit rating upgrades, meeting geographic expansion goals, objectively identified project milestones, market share, expense levels, operating costs, overhead or other costs, development or use of new technology, acquisitions and divestitures, risk management activities, asset monetization strategies, environmental compliance and safety and accident rates, return on equity, total or comparative shareholder return, changes in capital structure, work output, cycle time and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to Covered Employees and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. The Committee may provide in any such Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting PrinciplesBoard Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses and (h) settlement of hedging activities.

(C) Adjustment of Performance Awards. Awards that are intended to be Qualified Performance Awards may not be adjusted upward. The Committee may retain the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

(b) Vesting Period. Notwithstanding anything in this Paragraph 8 to the contrary, Employee Awards that are granted from and after the Amendment Date shall be subject to a minimum vesting period of no less than the first anniversary from the date of grant (the “Minimum Vesting Period”); provided, however, that Employee Awards up to a maximum of 5% of the Maximum Share Limit may be issued with a vesting period less than the Minimum Vesting Period and, provided further, than the Minimum Vesting Period may be subject to earlier vesting upon death, retirement, a Change in Control and upon termination of employment without cause, for good reason or upon disability in accordance with the provisions of any employment agreement or severance agreement approved by the Board.

9. Consultant and Director Awards.

(a) Consultant Awards. The Committee has the sole authority to grant Consultant Awards from time to time in accordance with this Paragraph 9(a). Consultant Awards may consist of the forms of

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Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Consultant Award shall be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Committee, in its sole discretion.

(b) Director Awards. The Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9 (b). Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board, in its sole discretion.

10. Award Payment; Dividends and Dividend Equivalents.

(a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee (or the Board, in the case of Director Awards) shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Dividend Equivalents. Rights to (1) dividends will be extended to and made part of any Restricted Stock Award and (2) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish. Dividends or Dividend Equivalents paid with respect to unvested Stock Awards may, in the discretion of the Committee, be accumulated and paid to the Participant at the time that such Stock Award vests. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.

11.        Option Exercise. The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise and net exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.

12. Taxes.        The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

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13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (2) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholders’ approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs.

14. Assignability. Unless otherwise determined by the Committee (or the Board in the case of Director Awards) or expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.

15. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (1) the number of shares of Common Stock reserved under this Plan, (2) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (3) the Exercise Price or other price in respect of such Awards, (4) the Stock-Based Award Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number and kind of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the Exercise Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock-Based Award Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (1) to

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provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (2) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (3) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess (if any) of the Fair Market Value of Common Stock on such date over the Exercise Price of such Award.

(d) No adjustment or substitution pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.

18. Code Section 409A.

(a) Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 69

schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c) If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

19. Awards to Foreign Nationals and Employees Outside the United States. The Committee may, without amending this Plan, (1) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from those set forth in this Plan, and (2) grant Awards to such Participants in accordance with those rules.

20. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Oklahoma.

21. Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

22. Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award.

23. Usage. Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

24. Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

25. Effectiveness. This Plan~~, as approved by the Company and by the Company’s sole shareholder, COS Holdings, LLC, both on June 11, 2014,~~ shall be effective as of the Effective Date~~. This Plan~~ and shall continue in effect for a term of 10 years commencing ~~on~~from the Effective Date, unless earlier terminated by action of the Board.

SEVENTY SEVEN ENERGY INC. – 2015 Proxy Statement – 70

SEVENTY SEVEN ENERGY

NOMAC DRILLING

Performance Technologies

great plains

HODGES

Seventy seven energy

SEVENTY SEVEN ENERGY INC. 777 N.W. 63RD STREET OKLAHOMA CIY, OK 73116

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KEEP THIS PORTION FOR YOUR RECORDS

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THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	Bob G. Alexander	02 Edward J. DiPaolo		03 Ronnie Irani			04 Alvin Bernard Krongard	05 Tucker Link
06	Marran H. Ogilvie	07 Jerry Winchester
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 4 and 5.		For	Against	Abstain
2.	Proposal to approve, on an advisory basis, the compensation of Seventy Seven Energy Inc.’s named executive officers.		☐	☐	☐	4.	Proposal to adopt the Amended and Restated 2014 Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain	5.	Proposal to ratify the appointment of Pricewaterhouse Coopers LLP as Seventy Seven Energy Inc.’s independent registered accountant for the fiscal year ending December 31, 2015.	☐	☐	☐
3.	Proposal to select, on an advisory basis, the frequency of holding an advisory vote on the compensation of Seventy Seven Energy Inc.’s named executive officers.	☐	☐	☐	☐	NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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SEVENTY SEVEN ENERGY INC.

Annual Meeting of Shareholders

June 3, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jerry Winchester and David Treadwell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Seventy Seven Energy Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Central Time on June 3, 2015, at 4001 SW 119th Street, Oklahoma City, OK 73173, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side